Exhibit 10.7

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM
THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE
COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED
INFORMATION HAS BEEN MARKED WITH “[***].

LICENSE AND SUPPLY AGREEMENT

BY AND BETWEEN

DR. REDDY'S LABORATORIES LTD.

AND

JOURNEY MEDICAL CORPORATION

DATED AS OF

JULY 29, 2020

LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement (this “Agreement”), is dated as of July 29, 2020 (the “Effective Date”), by and between Dr. Reddy’s Laboratories Ltd. (the “Licensor”) and Journey Medical Corporation, a Delaware corporation located at 9237 East Via De Ventura Blvd., Suite 105, Scottsdale, AZ 85258, USA (the “Licensee”). Licensor and Licensee may each be referred to individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Licensor owns and markets the Licensed Product (as defined below);

WHEREAS, the Licensee desires (i) to receive the exclusive right and license to Commercialize the Product in the Territory (with each capitalized term as defined below) and (ii) for Licensor to manufacture and supply the Product to Licensee for such purpose, each upon the terms and subject to the conditions set forth herein; and

WHEREAS, in order to increase access to the Licensed Product in the Territory, the Parties are entering into this Agreement and Licensor is granting the rights provided herein to Licensee upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Definitions. Capitalized terms used in this Agreement have the meanings specified in Schedule 1.1 to this Agreement. Certain other terms are defined in the text of this Agreement.

Section 1.2          Other Definitional and Interpretive Provisions.

(a)         The words "hereof", "herein", "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)        The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

(c)         The terms "dollars" and "$" shall mean United States of America dollars.

(d)         The term "including" (and with correlative meaning "include") shall mean "including, without limitation."

(e)         Reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assign are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity.

(f)          Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.

(g)         When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, an Exhibit to or a Schedule to, this Agreement unless otherwise indicated.

(h)         The Parties acknowledge that: (i) this Agreement is the result of negotiations between the Parties and shall not be deemed or construed as having been drafted by any one Party; (ii) each Party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any exhibits and schedules attached hereto) and have contributed to its revision; (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iv) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

ARTICLE II
LICENSE

Section 2.1          License. Subject to the terms of this Agreement, including the limitations set forth in Section 2.2 and 2.3, Licensor hereby grants to Licensee a non-transferable, non-assignable, non-sublicensable (except in accordance with this Section 2.1), exclusive (even as to Licensor) right and license, under the Product [***] and any intellectual property rights controlled by Licensor, to market, promote, import, export, offer to sell, sell, have sold and distribute ("Commercialize") a branded version of the Licensed Product under the Licensee Trade Name (the "Product") in the Territory and in accordance with this Agreement. The Parties expressly agree that Licensor (and its applicable Affiliates) shall not have any restrictions on its ability to Commercialize the Licensed Product in the Territory under Licensor's label which contains the DRL Trademarks (the "DRL Product"), which trademarks Licensor shall be permitted to update at its sole option. Licensee will sell the Product only in the Territory and will not directly or indirectly sell or otherwise distribute the Product outside of the Territory. The license provided herein shall terminate at the end of the Term. Licensee shall not sublicense its rights under this Agreement without the prior written consent of Licensor (not to be unreasonably withheld, conditioned or delayed) other than to an Affiliate of Licensee, provided further that (i) any sublicense provided hereunder is in writing and its terms are consistent with the terms and conditions of this Agreement; (ii) Licensee shall be responsible to Licensor for the performance of its sublicensees; (iii) any act or omission by a sublicensee that would be a breach of this Agreement had it been performed (or not performed) by Licensee shall be treated as a breach of this Agreement by Licensee; (iv) upon request, Licensee will provide Licensor a copy of any such sublicense (with reasonable redaction to protect any financial or other sensitive information), to permit Licensor to assess such sublicenses compliance with the terms and conditions of this Agreement; and (v) sublicensee is not a Direct Competitor of Licensor. Any transfer of Licensee's rights hereunder shall be permitted solely in accordance with Section 14.1.

Section 2.2         Customers. Licensee shall only sell or have sold the Product to Specialty Pharmacies, provided however, that Licensee shall be permitted to sell up to a maximum of [***] ([***]%) percent of its total annual volume of Units of Product in a Calendar Year to Wholesalers (the "Wholesaler Limit"). The Wholesaler Limit shall be measured on a Calendar Year basis. Licensor acknowledges and agrees that as long as Licensee is using Commercially Reasonable Efforts not to exceed the Wholesaler Limit, if the Wholesaler Ratio in a Calendar Year does not exceed [***] ([***]%) percent, Licensee shall not be deemed to be in material breach of this Section 2.2. Licensee acknowledges and agrees, that notwithstanding the foregoing sentence or anything to the contrary provided herein or elsewhere, if the Wholesaler Ratio exceeds (i) [***] ([***]%) for three (3) consecutive Calendar Years or (ii) [***] ([***]%) percent in any Calendar Year, it shall be deemed a material breach of this Agreement, regardless of the efforts expended by Licensee.

Section 2.3          Trade Name; Trademarks.

(a)         Licensee shall sell the Product under a trade name owned by Licensee (the "Licensee Trade Name"), which Licensee Trade Name shall be subject to the prior approval of (i) Licensor, not to be unreasonably withheld (it being understood that, as of the Effective Date, Licensor has approved of the trade name(s) set forth in Schedule 2.3(a)), (ii) the members, sponsors and administrators of the REMS Program (as applicable) and (iii) the applicable Governmental Entities in the Territory. Licensee shall sell the Product in its own trade dress, trademarks, service marks, corporate names, logos, slogans and NDC/labeler codes, all of which shall not contain the DRL Trade Dress or any DRL Trademark (all of the foregoing used by Licensee on or for the Product, together with the Licensee Trade Name, the "Licensee Trademarks"); provided that, the foregoing restriction shall be subject to Sections 4.3 and 13.2. Subject to Licensor's limited rights with respect to [***]-Related Trade Name Submissions, as further described below, Licensee shall own all rights in the Licensee Trademarks and shall be solely responsible for any and all trademark filings, maintenance, payments and other actions required to be taken in connection with the USPTO or other relevant Governmental Authorities to maintain in full force and effect all intellectual property rights relating to the Licensee Trademarks (collectively, "Licensee Trademark Submissions").

(b)        As soon as practicable following the date hereof, Licensee shall provide Licensor with its requested Licensee Trade Name, and upon Licensor's approval in accordance with Section 2.3(a) (which, for clarity, shall be required only in the event the proposed Licensee Trade Name is different from the trade name(s) set forth in Schedule 2.3(a)), the Licensor and Licensee shall work together in good faith to enable Licensor to make any and all necessary submissions, notifications and/or amendments under the Product [***] (to the extent not already obtained as of the Effective Date) to Governmental Entities (other than the USPTO) in each case, as required to Commercialize the Product in the Territory with the Licensee Trade Name (each an "[***]-Related Trade Name Submission" and collectively, the "[***]-Related Trade Name Submissions"). The Parties agree and acknowledge that the [***]-Related Trade Name Submission relating to the trade name set forth in Schedule 2.3(a) shall be made by Licensor by filing a prior- approval supplement with the FDA (the "Accutane PAS"). As soon as practicable following the Effective Date, Licensor and Licensee shall work together in good faith to enable Licensor to take such actions necessary to include the Product (under the Licensee Trade Name) in the REMS Program which may include amendments to the REMS Program and related documents and updates to the REMS Program necessary to permit Licensee to Commercialize the Product under the Licensee Trade Name in the Territory (collectively, the "REMS Related Approvals"). Licensor shall be responsible for any initial filing fees due upon filing of the Accutane PAS, if any. Licensee shall be responsible for any and all other costs and expenses associated with (i) any [***]-Related Trade Name Submissions and (ii) otherwise obtaining Regulatory Approval of the Licensee Trade Names. The fees and expenses related to the REMS Related Approvals shall be allocated between the Parties as described in Section 4.8. Licensor shall own all [***]-Related Trade Name Submissions and any Regulatory Approvals obtained in connection therewith (excluding, for clarity, any Licensee Trademark Submissions) ("[***]-Related Trade Name Approvals") and the REMS Related Approvals, all of which shall be deemed Regulatory Documentation. The Parties agree that Licensor shall make all [***]-Related Trade Name Submissions and other actions to obtain REMS Related Approvals as required to enable the sale of Product in the Territory under the Licensee Trade Name, and Licensee shall not be permitted to make any [***]-Related Trade Name Submissions or other submissions to any Governmental Authorities or REMS Program, except for Licensee Trademark Submissions or such other submissions as the Parties may mutually agree in writing. Licensor shall not be permitted to Commercialize any Products containing any Licensee Trademarks. This Section 2.3(b) shall not apply to Licensee's obligation to register as a "wholesaler" under the REMS Program, which shall be the responsibility of Licensee.

Section 2.4          Exclusivity. During the Term:

(a)         Licensor will not grant to any Third Party the right to Commercialize the Licensed Product under the Product [***], other than with respect to the DRL Product, in the Territory; and

(b)         Subject to the terms and conditions of this Agreement (including Section 5.2(h)), Licensee shall purchase its requirements of Products exclusively from Licensor.

Section 2.5          Non-Compete. During the Non-Compete Period, Licensee shall not, and shall cause its Affiliates not to, develop or have developed for themselves or any Third Party any generic, branded or private labeled version of the Licensed Product or any other generic, branded or private labeled product, in each case, (i) containing Isotretinoin as the sole active ingredient, (ii) that is in any of the same dosage strengths as the Licensed Product, and (iii) that is AB Rated with respect to either the Licensed Product, the reference listed drug set forth on the [***]or [***] ((i)-(iii) collectively, a "Competitive Product"). Licensee shall not Knowingly provide to any Person any assistance or information relating to the development, manufacture and supply of the Licensed Product, the [***] or [***], in order to facilitate the development, manufacture, or commercialization of a Competitive Product in violation of this Section 2.5 (it being understood that this restriction shall not apply to, and shall not be construed to limit in any way, Licensee's or its Affiliates' exercise of its or their rights or performance of its or their obligations under this Agreement with respect to the Licensed Product, including in connection with Section 5.2(h)).

ARTICLE III

MILESTONES AND ROYALTIES

Section 3.1          Milestones.

(a)         Milestone Payments; Events. In addition to any other amounts due and payable to the Licensor hereunder, as consideration for the license provided herein, subject to the terms and conditions of this Agreement, Licensee shall pay to the Licensor the following non-refundable, non-creditable amounts (each, a "Milestone Payment") upon the achievement (except as adjusted as set forth below) by or on behalf of the Licensee or its Affiliates, or its or their permitted sublicensees, if any, of the following events (each, a "Milestone Event"):

(i)             one million dollars ($1,000,000) upon the execution of this Agreement (the "Upfront Payment");

(ii)            [***] ($[***]) upon approval of the Accutane PAS by the FDA (as evidenced by receipt of written correspondence (or similar) from the FDA stating that the Accutane PAS has been approved, which correspondence Licensor shall promptly provide to Licensee), provided, however, that if Licensee voluntarily determines to use a Licensee Trade Name other than the trade name set forth on Schedule 2.3(a) prior to the FDA making a final determination on whether to approve or reject such trade name, such amount shall be due upon Licensee's notification to Licensor that Licensee has elected to use an alternative trade name (the "Accutane PAS Milestone");

(iii)           [***] ($[***]) upon the notification by Licensor or its applicable Affiliate that the Initial Firm Order of Product is available for pick-up or shipment to Licensee as a Finished Product from the third party finished packaging manufacturer (in accordance with the order) (the "Initial Order Milestone");

(iv)           [***] ($[***]) upon the eighteen (18) month anniversary of the Effective Date;

(v)            [***] ($[***]) upon the twenty-four (24) month anniversary of the Effective Date;

(vi)           [***] ($[***]) upon the thirty-six (36) month anniversary of the Effective Date;

(vii)          [***] ($[***]) upon attainment of $[***] aggregate Net Sales of Product by or on behalf of Licensee (or its Affiliates, or its or their permitted sublicenses, if any) in a Calendar Year;

(viii)         [***] ($[***]) upon attainment of $[***] dollars aggregate Net Sales of Product by or on behalf of Licensee (or its Affiliates, or its or their permitted sublicenses, if any) in a Calendar Year; and

(ix)           [***] ($[***]) upon attainment of $[***] aggregate Net Sales of Product by or on behalf of Licensee (or its Affiliates, or its or their permitted sublicenses, if any) in a Calendar Year.

(b)          Adjustments to Milestones Payments.

(i)             Notwithstanding the foregoing, in the event that the FDA rejects the trade name set forth in Schedule 2.3(a) submitted pursuant to the Accutane PAS (except in a case where Licensee voluntarily determines to use a Licensee Trade Name other than the trade name set forth on Schedule 2.3(a) prior to the FDA making a final determination on whether to approve or reject such trade name) (an "Accutane PAS Rejection"), the Milestone Payments and Milestone Events set forth in Section 3.1(a) shall be modified as follows:

(A)           The Milestone Payment for the Accutane PAS Milestone, as set forth in Section 3.1(a)(ii), shall no longer be payable by Licensee;

(B)            The Milestone Payment set forth in Section 3.1(a)(iv) shall remain [***] ($[***]) and shall be payable upon the twenty-four (24) month anniversary of the Effective Date;

(C)            The Milestone Payment set forth in Section 3.1(a)(v) shall be increased to [***] ($[***]) and shall be due on the thirty (30) month anniversary of the Effective Date;

(D)            The Milestone Payment set forth in Section 3.1(a)(vi) shall remain [***] ($[***]) and shall be payable upon the earlier to occur of (x) upon attainment of $[***] in aggregate Net Sales of Product by or on behalf of Licensee (or its Affiliates, or its or their permitted sublicenses, if any) in a Calendar Year or (y) upon attainment of $[***] cumulative Net Sales of Product by or on behalf of Licensee (or its Affiliates, or its or their permitted sublicenses, if any); and

(E)            The Milestone Payment for the Initial Order Milestone, as set forth in Section 3.1(a)(iii), shall not be modified.

(F)            The Milestone Payments set forth in Section 3.1(a)(vii), Section 3.1(a)(viii) and Section 3.1(1)(ix) shall not be modified.

(ii)            In the event that the Initial Order Milestone is delayed beyond the ten (10) month anniversary of the Effective Date other than as a result of (A) Licensee's failure to promptly provide Licensor or its Affiliates with any documentation or information reasonably requested in writing (which shall include notification by e-mail) by Licensor (x) in order to supply the Initial Firm Order (including, preparation of the final digital proofs for secondary packaging, pursuant to Section 4.3), provided that Licensor submits such request with reasonable advance notice to Licensee or (y) relating to any response or submission to any Governmental Entity to which Licensee has an obligation to provide or is required to prepare a response for Licensor to provide to such Governmental Entity, including to the extent specified as such in Section 4.3 and Section 4.7, (B) any breach of any covenant hereunder by Licensee of which Licensor has notified Licensee in writing (which shall include notification by e-mail) and Licensee has failed to cure within seven (7) Business Days after receipt of such notice, and which breach directly causes a delay in achieving the Initial Order Milestone (which includes, but is not limited to, the failure of Licensee to provide timely Forecasts in accordance with Section 5.1 or place the Initial Order (defined below) in accordance with the remainder of this Section 3.1(b)), or (C) any delays attributable to customs clearance of Products that were otherwise delivered to Licensee in a timely manner in accordance with Sections 5.2 and 5.4 (each of (A), (B) and (C), a "Permissible Delay"), each of the Milestone Payments payable pursuant to Sections 3.1(a)(iv), (v), and (vi) above shall be deferred by the amount of time equal to the number of days between the ten (10) month anniversary and the achievement of the Initial Order Milestone. Following an Accutane PAS Rejection, the term "ten (10) month" in the foregoing sentence shall be replaced with "sixteen (16) month" and shall only apply to the milestones set forth in Sections 3.1(a)(iv) and 3.1(a)(v), as adjusted by Sections 3.1(b)(i)(B) and 3.1(b)(i)(C), respectively.

(A)            Notwithstanding the foregoing and except as set forth in Section 3.1(b)(ii)(B), no Milestone Payments shall be deferred pursuant to Section 3.1(b)(ii) unless Licensee has placed the initial Firm Order for Product with Licensor (the "Initial Firm Order") and a corresponding purchase order with the third party finished packaging manufacturer relating to such Initial Firm Order (the "Initial Packaging Order"), on or before the three (3) month anniversary of the Effective Date (the "Initial Order Date").

(B)             In the event that prior to the Initial Order Date an Accutane PAS Rejection occurs (or the FDA provides written notice to Licensor that an Accutane PAS Rejection will occur), Licensee shall not be required to place the Initial Firm Order or Initial Packaging Order prior to the Initial Order Date.

(C)            The Parties expressly agree that in order for Licensor to complete the Initial Order Milestone on or prior to the ten (10) month anniversary of the Effective Date, Licensee will be required to place the Initial Packaging Order on or before the Initial Order Date, and such Initial Packaging Order may be "at-risk" (prior to the receipt of all Licensee Regulatory Approvals).

(iii)           As a way of example, if there is no Accutane PAS Rejection and the Initial Order Milestone is achieved on the date that is forty-five days after the ten (10) month anniversary, the Milestone Payments payable pursuant to Sections 3.1(a)(iv), (v), and (vi) shall each be due forty-five days following the time period set forth in each such Section above.

(c)         If Licensor fails to achieve the Initial Order Milestone by the eighteen (18) month anniversary of the Effective Date (or, in the event of an Accutane PAS Rejection, by the twenty-four (24) month anniversary of the Effective Date), except if such failure results solely from a Permissible Delay, Licensee shall have the right to terminate this Agreement, upon thirty (30) days' written notice to the Licensor, and Licensor shall refund to Licensee [***] percent ([***]%) of the Upfront Payment promptly, but in any event within thirty (30) Business Days after the effective date of termination.

Section 3.2          Royalty Payments.

(a)         In addition to any other amounts due hereunder, subject to the terms and conditions of this Agreement, in consideration of the license provided herein, each Calendar Quarter, the Licensee shall pay to the Licensor non-refundable, non-creditable amounts based upon the cumulative total Net Sales of the Product in the Territory in the Calendar Year to which such Calendar Quarter relates (each a "Royalty Payment"). Each Royalty Payment payable in a Calendar Quarter shall be equal to the sum of (i) and (ii) below:

(i)            An amount equal to the product obtained by multiplying:

(A)            (1) [***], by

(B)             [***]:

Table 3.2(a)(i)
Amount of incremental cumulative total aggregate Net Sales of the Product in the Territory in the Calendar Year to which the Calendar Quarter relates:	The percentage rate applicable to such total aggregate Net Sales (but only for that portion of Net Sales within such range) to calculate the Royalty Payment is:
$[***]– $[***]	[***]%
$[***]– $[***]	[***]%
Greater than $[***]	[***]%

([***]x [***]) x ([***])

(ii)           An amount equal to the product obtained by multiplying:

(A)            (1) [***] by (2) [***], by

(B)             by [***];

([***]) x [***]%

Section 3.3          Payment of Milestone Payments and Royalty Payments.

(a)         Each of the Milestone Payments due and payable under Section 3.1 shall be paid by the Licensee to the Licensor promptly (but no more than thirty (30) days) following the occurrence of the corresponding Milestone Event, except that the Milestone Payment due as pursuant to Section 3.1(a)(i) above shall be payable within fifteen (15) days following the Effective Date. The Licensee shall provide notice to the Licensor of the occurrence of the Milestone Event set forth in Section 3.1 prior to, or no later than on, the date of the payment of the corresponding Milestone Payment.

(b)         Each of the Royalty Payments due and payable under Section 3.2 shall be paid by the Licensee to the Licensor promptly (but no more than forty-five (45) days) following the end of the Calendar Quarter to which they relate to. The Licensee shall provide a notice to the Licensor prior to, or no later than on, the date such of payment, which notice shall provide sufficient details to permit confirmation by the Licensor of the accuracy of the payments made.

(c)         All Royalty Payments and Milestone Payments shall be made by wire transfer of immediately available funds, in United States dollars, to an account designated in writing by the Licensor (such designation to be made at least two (2) Business Days prior to the date on which such payment is due).

Section 3.4          Milestone and Royalty Information, Sales Reports, Audits.

(a)         The Licensee shall, and shall cause its Affiliates, and its and their permitted sublicensees to keep reasonable, correct and complete books, records and documents (whether in hardcopy, electronic or other form) substantiating the achievement (or non-achievement) of the Milestone Events and the Net Sales amounts recognized in each Calendar Year for the Product in the Territory, as related to the Royalty Payments and Milestone Events (the "Milestone and Royalty Information") and shall maintain such Milestone and Royalty Information until the third (3rd) year following the end of the Calendar Year to which such Milestone and Royalty Information relates. The Milestone and Royalty Information shall also include sufficient details and documentation to determine the volume of Product sold to Wholesalers and Specialty Pharmacies and the Net Sales calculations.

(b)         During the Term and continuing until the first Calendar Year following the Calendar Year in which the Licensor has received all Milestone Payments and Royalty Payments, the Licensee shall provide the Licensor, (i) on a Calendar Quarterly basis together with the corresponding Royalty Payments, not later than forty-five (45) days after the end of each Calendar Quarter; and (ii) on an annual basis, not later than sixty (60) days after the end of each Calendar Year, the annual Sales Report (the Sales Report due pursuant to (ii) being an "Annual Sales Report"). "Sales Reports" shall mean reasonably detailed quarterly (or annual, as applicable) reports of the aggregate gross sales and aggregate Net Sales of the Product in the Territory including the customer type (i.e. Wholesaler, Specialty Pharmacy), for such Calendar Quarter or Calendar Year, as applicable. All Annual Sales Reports shall also include separate line items for the volume of Product by customer type, as well as the volume of Product sold to each Wholesaler and cumulative sales volume for all Specialty Pharmacies, together with a classification of each customer as a Wholesaler or Specialty Pharmacy. The Annual Sales Reports delivered at the end of each Calendar Year shall also include an annual certification, executed by an officer of the Licensee, certifying the Wholesaler Ratio and that sales of Product by the Licensee, its Affiliates, and its or their permitted sublicensees, if any, did not exceed the Wholesaler Limit (or, in the event that the volume of sales of Product did exceed the Wholesaler Limit, such limit was breached).

(c)         During the Term and for a period of two (2) Calendar Years thereafter, the Licensor or an independent certified public accountant selected by Licensor and reasonably acceptable to Licensee (not to be unreasonably withheld), (provided all of such Persons shall be subject to the obligations of confidentiality as set forth herein), if any, shall have reasonable access to, and shall be able to review and audit, once every twelve (12) months upon no less than fifteen (15) days written notice and during normal business hours, the books, records, documents (whether in hardcopy, electronic or other form), personnel, work papers and operations of the Licensee to the extent necessary to permit the Licensor to reasonably verify compliance of Licensee with its obligations under Article III and the Sales Reports. The Licensee agrees to reasonably assist the Licensor (or the independent certified public accountant, as applicable) in connection with the exercise of the audit rights granted by this Section 3.4(c). All expenses and costs associated with the review and audit in this Section 3.4(c) shall be borne solely by the Licensor; provided that in the event that such review and audit results in a finding and determination that a Milestone Payment should have become payable earlier or a Milestone Payment or Royalty Payment payable was not otherwise paid or that the amount paid was lower by more than five percent (5%) than the amount that should have been paid, then the expenses and costs of such review and audit (including reasonable attorney's fees) shall be borne and paid by the Licensee. All amounts due to the Licensor as shown by the audit (that have not been previously paid by the Licensee to the Licensor) shall be paid within thirty (30) days following the receipt by the Licensee of a copy of the final audit report. In the event that the audit uncovers an overpayment by Licensee, Licensor shall promptly credit such amount towards the subsequent Milestone Payment or Royalty Payment payable by Licensee; provided that, in the event that no further payments are payable by Licensee hereunder, Licensor shall promptly refund such overpaid amount to Licensee. Licensee will include in all sublicenses granted with respect to the Product, an audit provision substantially similar to the foregoing requiring such sublicensee to keep full and accurate books and records relating to the Product and granting Licensor the right to audit the accuracy of the information reported by any sublicensee in connection therewith in accordance with terms and conditions substantially similar to those provided in this Section above.

Section 3.5          Financial Reports. During the Term and continuing until all Milestone Payments payable pursuant to Section 3.1(a)(ii) - (vi) have been paid to the Licensor by the Licensee (as adjusted pursuant to Section 3.1(b), as applicable), Licensee shall, no later than sixty (60) days following the end of each Calendar Year, furnish to Licensor unaudited financial statements of the Licensee as of the end of such Calendar Year which shall contain include a balance sheet and related statements of income and cash flows statement prepared in accordance with GAAP.

ARTICLE IV
MANUFACTURE AND SALE OF PRODUCTS

Section 4.1          Manufacture of Products. During the Term, upon receipt of all Licensee Regulatory Approvals and upon the terms and subject to the conditions set forth herein, the Licensee hereby agrees to purchase exclusively from Licensor and the Licensor agrees to supply the Products to Licensee for Commercialization by Licensee in the Territory. The Licensor shall have the right to subcontract its obligations under this Agreement to a Third Party or to any of its Affiliates; provided that, any subcontracting of the Manufacture of the Product shall be in accordance with Section 5.2(d); provided further that, Licensor shall remain primarily responsible for the actions and omissions of its subcontractors, including any subcontractor that performs services on behalf of Licensor pursuant to Section 4.3. All Product to be supplied pursuant to this Agreement shall be in blister packs, without label and without any tradename or trademarks and as further set forth in Schedule 8.1.

Section 4.2          Sale and Distribution. The Licensee will sell the Products only in the Territory and will not directly or indirectly sell or otherwise distribute the Products outside of the Territory. The Licensee shall have the sole and exclusive right to determine all terms and conditions of sale by it of the Products (including, for clarity, pricing), subject to the limitations expressly set forth in this Agreement and applicable Law.

Section 4.3          Packaging and Labeling.

(a)         Immediately following execution of this Agreement Licensor shall provide Licensee with a copy of the label for the Licensed Product (the "Licensed Product Labeling"). Licensor is responsible for ensuring that the Licensed Product Labeling is accurate, current and complete (consistent with the Product [***]), and complies with applicable requirements of the FDA (and applicable Governmental Entities), the REMS Program and applicable Governmental Rules. Licensee will be responsible for modifying the Licensed Product Labeling in order to generate the content of the label for the Product, together with any other written or graphic matter contained upon any wrapper, packaging, package insert or outset utilized for the Product (which for clarity, shall include the appropriate Licensee Trademarks and any other prescribing information for the Licensed Product that is required by the FDA (and applicable Governmental Entities) and the REMS Program, in the manner and to the extent specified in the Specifications (collectively, the "Product Labeling", with the content of the Product Labeling that is added and/or modified in any way (including relating to formatting and placement) by Licensee (excluding, for clarity, the unmodified Licensed Product Labeling) being referred to as the "Modified Product Labeling"); provided that, Licensor shall have a reasonable opportunity to review and provide comments on the proposed Product Labeling. Licensee shall not include any information on the Modified Product Labeling that is not approved by the FDA or, solely with respect to Additional Changes, Licensor. The Licensee will be responsible for ensuring the accuracy of all information contained on the Product Labeling and for the compliance of all such labels with applicable Governmental Rules and the REMS Program. Such packaging and labels will be in accordance with the Specifications. Licensor shall promptly inform Licensee of any changes to the Licensed Product Labeling. Upon written notification from Licensor, the Licensee will make any changes to the Product Labeling to conform to the License Product Labeling (as applicable) or as otherwise required by applicable Law, the REMS Program or the FDA, and will consider in good faith making any other changes requested by the Licensor, at the Licensee's sole cost and expense, within a reasonable timeframe to be agreed upon in writing by both Parties. The Licensee will be responsible for preparing (but shall not submit) all regulatory or governmental submissions relating to the Product Labeling (whether for the initial submissions to the Product Labeling or subsequent submissions relating to changes required by Governmental Rules, or by any Governmental Entity or the REMS Program) and the parties will work together to submit any such changes to all applicable Governmental Entities for approval, if required, which filings shall be completed by the Licensor unless otherwise agreed to in writing. At such time that Licensor has established its own internal capabilities to secondary package and label products, if ever, in [***] (the "Licensor Facility"), the Parties shall negotiate in good faith an amendment to this Agreement to take into account such capabilities (which amendment, for clarity, shall contain the following terms: (i) Licensor will provide at the Licensor Facility any secondary packaging, labeling and related services with respect to the Product, with the Supply Price to be negotiated at the time of such amendment, (ii) the Product will be delivered to Licensee as a fully labeled and packaged product that is ready for shipment (the "DRL Finished Product") and (iii) the DRL Finished Product will be delivered CIP US Port (Incoterms 2010)). Additionally, as part of the entry into such amendment, the Parties shall negotiate in good faith the remaining shelf life of the DRL Finished Product at the time of delivery to Licensee (which for clarity, shall be no less than eighteen (18) months' as of the date of delivery of such DRL Finished Product to Licensee).

(b)         In the event that Licensee wishes to make any change to the artwork on the Product Labeling, including color changes or updates to packaging or Licensee Trademarks, etc., in each case, that would require a submission to any Governmental Entity or to the REMS Program (each an "Additional Change"), Licensee shall first discuss such proposed Additional Change with the Licensor. In the event that Licensor agrees to permit any such Additional Change (such permission not to be unreasonably withheld, conditioned or delayed), Licensee shall prepare all submissions and Licensor shall cooperate with Licensee to make any applicable submissions to Governmental Entities and/or REMS Program, provided, that Licensee shall bear all costs and expenses associated with any Additional Change. For clarity, the Licensor may reject in its sole discretion any Additional Change or other change to the Product that is requested by the Licensee.

Section 4.4          Facility Maintenance; Inspection; Reports.

(a)         The Licensor shall, at all times, maintain and operate, or cause its contractors to maintain and operate, all facilities where Products are Manufactured, packaged, tested, stored, warehoused or shipped, and implement such quality control procedures, as is reasonably required so as to be able to perform its obligations hereunder in accordance with all applicable Governmental Rules, including without limitation, the cGMP Requirements. Not more than once every twelve (12) months (or more often for follow-up audits or inspections directed at significant or critical quality issues observed during the regular audit or brought to the Licensee's attention through customer complaints or claims or by Governmental Entities), the Licensor shall permit, or cause its contractors to permit, quality assurance representatives of the Licensee or designated third parties to inspect such facilities, operations, documents, and records related to the handling, manufacture, testing, inspection, packaging, storage, disposal and transportation of the Products by the Licensor or the applicable contractor upon reasonable notice (which shall not be less than ten (10) days), during normal business hours and on a confidential basis. The Licensor shall also permit, and cause its contractors to permit, representatives of the FDA to inspect such facilities as requested by the FDA.

(b)         The Licensor shall maintain adequate and accurate records consistent with the applicable Specifications, including records covering quality control testing and release of the Products and all other Manufacturing services provided hereunder in compliance with the cGMP Requirements and any other relevant Governmental Rules, at all times during the performance of the Manufacturing services and for three (3) years after the date of Manufacture, or such longer period as required by Governmental Rules.

Section 4.5          Adverse Events. Prior to the first commercial sale of the Product by or on behalf of Licensee, but no later than ninety (90) days after the Effective Date, the Parties shall each assign a representative to negotiate in good faith and agree on a process and procedure for sharing and reporting of adverse event information, which shall be documented in a pharmacovigilance agreement ("Pharmacovigilance Agreement"). The Parties shall execute a Pharmacovigilance Agreement within one hundred twenty (120) days after the commencement of discussions with respect thereto.

Section 4.6          Ownership of Regulatory Approvals; Regulatory Communications.

(a)         The Parties acknowledge and agree that, in addition to the Licensee Trademark Submissions, Licensee will be responsible for making, obtaining or filing, the following: (i) obtaining the NDC numbers for all Product to be sold by Licensee, including the drug listing of NDC numbers and annual drug listing of the NDC numbers, (ii) making all filings relating to its promotional materials with the Office Prescription Drug Promotion ("OPDP") and (iii) registering as a "wholesaler" (but not a participant or sponsor) under the REMS Program (collectively, the "Licensee Required Filings"). Following execution of this Agreement, Licensor shall provide Licensee with an authorization letter, to allow Licensee to make all filings relating to its promotional materials with OPDP. Prior to making any submissions to OPDP pursuant to this Section 4.6(a), Licensee shall provide Licensor with a copy of such filings to be made with OPDP and a copy of all such promotional materials at least seven (7) Business Days prior to making such submissions to OPDP. In the event that Licensor raises any objection to or concern with the promotional materials, the Parties shall discuss in good faith and shall work together to reasonably and promptly address such concerns prior to Licensee making such filings with OPDP.

(b)        All Regulatory Approvals and Regulatory Documentation relating to the Product, other than the Licensee Trademark Submissions and Licensee Required Filings, shall be owned solely by Licensor, and Licensee shall not have, nor shall it claim, any ownership interest or other right in such Regulatory Approvals and Regulatory Documentation.

(c)         Notwithstanding anything to the contrary provided herein or elsewhere, the Parties expressly agree that Licensee shall not be permitted to make any submissions to any Governmental Entity or changes to any of the Regulatory Documentation without the express prior written consent of the Licensor, except that Licensee shall be responsible for the Licensee Trademark Submissions and Licensee Required Filings. Licensor shall own all Regulatory Documentation except that Licensee shall own the Licensee Trademark Submissions and Licensee Required Filings.

(d)         Licensor shall provide in good faith regular updates to Licensee regarding the status of the [***]-Related Trade Name Submissions and any matters related thereto, including anticipated approval dates (and any changes or updates thereto) and any requests by the FDA for documentation or additional information in connection therewith. Additionally, Licensor shall promptly inform Licensee of any communications from, or material issues raised by, the FDA or other applicable Governmental Entity in connection with the [***]-Related Trade Name Submissions and shall promptly (but in any event within three (3) Business Days) provide Licensee with copies of any correspondence (including emails) relating thereto. With respect to the [***]-Related Trade Name Submissions, Licensor shall discuss such matter with Licensee and consider in good faith Licensee's comments with respect thereto prior to responding to the FDA or other Governmental Entity, as applicable. Upon Licensee's reasonable request, Licensor shall address the various matters set forth in this Section 4.6(d) through a meeting between the Parties (on a monthly basis, or such lesser frequency requested by Licensee). For the avoidance of doubt, Licensor shall not file, or respond to any communications with respect to, any [***]-Related Trade Name Submissions without discussing the content of such submissions or communications, and any proposed responses with respect thereto, with Licensee and addressing in good faith Licensee's concerns or objections with respect to any of the foregoing, provided, that Licensor shall be permitted to make filings or respond to communications with Governmental Entities in the event that the failure to respond would adversely impact the Product [***] in any manner other than with respect to the [***]-Related Trade Name Submissions.

Section 4.7          Licensee Submissions. Subject to the terms and conditions set forth in this Agreement, each of the Parties hereto shall (subject to, and in accordance with, Governmental Rules) cooperate and take such reasonable actions, to make all Licensee Submissions with the goal of obtaining all Licensee Regulatory Approvals. Other than any [***]-Related Trade Name Submissions, REMS Related Approvals, Licensee Trademark Submissions, Licensee Required Filings or Additional Changes, which shall be made in accordance with Sections 2.3(b), 2.3(b), 2.3(a), 4.6(a) and 4.3(b), respectively, to the extent that any other Licensee Submissions (or any other regulatory filings) are required to be made during the Term relating to the Commercialization of the Product in the Territory, Licensee shall be responsible for preparing all such submissions and filings (but shall not make any such submissions) and Licensor shall use Commercially Reasonable Efforts to review and make such filings. Other than as set forth in Sections 2.3(b) and 4.8, all costs and expenses relating to any Licensee Submissions and all other Licensee Regulatory Approvals shall be paid by Licensee upon demand from Licensor.

Section 4.8           REMS Program; REMS Fees.

(a)         Licensee acknowledges and agrees that as of the date hereof the Product is the subject of the REMS Program. Each Party agrees that it shall, and shall ensure that its Affiliates (and in the case of Licensee, permitted sublicensees (if any)), comply with all rules, regulations, and laws relating to the REMS Program.

(b)         Licensor shall use good faith efforts to request the applicable REMS Program authorities to display the Product on the iPledge website as a distinct product from the DRL Product.

(c)         With respect to the Product (but not the DRL Product) and subject to Licensor's confidentiality obligations to any Person relating to the REMS Program, Licensor shall not file, submit or respond to any written communications with respect to, any REMS Related Approvals without providing a copy of such submissions to Licensee reasonably in advance of the proposed submission date, and shall discuss the strategy and content of such submissions or communications and any proposed responses with respect thereto, with Licensee and addressing Licensee's good faith concerns and objections with respect to any of the foregoing; provided that, such submissions and/or communications may be reasonably redacted by Licensor with respect to confidential or proprietary information of Licensor or with respect to any matters to which Licensor has any obligations of confidentiality to another Person.

(d)         Licensee shall be responsible for all costs and expenses incurred by Licensee or Licensor associated with updating, amending, printing (or re-printing) or otherwise modifying the documents, materials, websites or other media (in all cases whether in hardcopy, electronic or other form) relating to the REMS Program as a result of the Product or as required for Licensee to Commercialize the Product in the Territory.

(e)         Licensee shall be responsible for all REMS Program related fees and expenses, including, without limitation, maintenance fees, operational fees, program fees and expenses, in each case, incurred as a result of inclusion of the Product in the REMS Program, permitting the Licensee to Commercialize the Product in the Territory and to the extent related to sales of the Product in the Territory by or on behalf of Licensee (together with the costs and expenses set forth in Section 4.8(d), collectively, "REMS Fees"). Licensee shall be responsible for, pay and discharge directly any REMS Fees charged to Licensee. To the extent that any REMS Fees relating to the Product are attributable to Licensee and charged to Licensor, Licensee shall promptly reimburse any such REMS Fees in accordance with the invoices associated with such fees. Licensor shall send Licensee an invoice setting forth such REMS Fees, which invoice shall: (i) set forth expenses that are solely attributable to the Product or relating to fees set forth in Section 4.8(d) (collectively, "Product-Only REMS Fees") (which shall (A) not include any expenses attributable to the DRL Product, (B) for all Product-Only REMS Fees, include, to the extent possible, a separate line item for each category of expense (and with respect to all pass-through expenses, include appropriate substantiating documentation for such expense)); and (ii) for all other REMS Fees, (x) include a separate line item for each category of expense and (y) provide a calculation of the pro-rata amount of such expense for which Licensee is responsible (based on a determination of the volume of sales attributable solely to the Product versus the DRL Product) (the "Pro-Rata REMS Fees"). Licensee shall promptly, after receipt of the applicable invoice from Licensor, reimburse any such Pro-Rata REMS Fees and Product-Only REMS Fees. For clarity, following the receipt by Licensor of market share invoices, Licensor shall determine the volume of sales attributable solely to the Product versus the DRL Product. Licensee shall be responsible for the REMS Fees that are attributable to its Product based on volume-based sales, amounts due pursuant to Section 4.8(d), and its pro rata portion of all other REMS Fees (determined by volume) that are attributable to the participation of the Product [***] in the REMS Program. For the avoidance of doubt, Licensee shall not be responsible for any REMS Fees charged to Licensor and attributable to sales of the DRL Product.

(f)         Licensee agrees that it shall not Knowingly contact or communicate with any REMS Program members, participants or administrators without the prior written consent of the Licensor with regard to the REMS Program, other than in connection with Licensee's obligations under Section 2.3(b). Licensee acknowledges that it is not a "member" of the REMS Program.

(g)         Subject to Licensor's confidentiality obligations to any other Person with respect to the REMS Program, each Party hereto agrees that it shall promptly (but in any event no later than five (5) days after receiving such information) provide the other Party hereto copies of any reports, documents or other information received by such Party from the REMS Program in connection with adverse events, quality complaints or similar matters, in each case, related to the Product. In the event of any conflict between this Section 4.8(g) on the one hand, and either a Quality Agreement or any Pharmacovigilance Agreement on the other, such Quality Agreement or Pharmacovigilance Agreement shall control.

Section 4.9          Regulatory Cooperation. Licensee shall, upon the request of the Licensor, provide any such data in Licensee's actual possession to Licensor that is required to be submitted by Licensor to a Governmental Authority or to the REMS Program. The Licensee shall reasonably cooperate with the Licensor, at Licensor's reasonable request, with respect to any regulatory matters for which the Licensor is responsible in relation to the Licensed Product. Without limiting the foregoing, the Licensee shall cooperate with the Licensor in all matters regarding information requests for a Governmental Entity or REMS Program involving the Licensed Product.

ARTICLE V
FORECASTS, ORDERS AND SHIPMENT

Section 5.1          Forecasts. On or prior to the tenth (10th) Business Day of each Calendar Quarter during the Term, Licensee will provide the Licensor with a non-binding written forecast of estimated quantities of Product that the Licensee anticipates ordering from the Licensor during the next twenty-four (24) month period commencing upon the following Calendar Quarter (the "Forecast"). In order to assist in the planning of production runs for the Products, Licensee will provide an initial Forecast to Licensor within thirty (30) days following the execution of this Agreement (the "Initial Forecast"), which Initial Forecast shall only be effective upon mutual agreement of the Parties (provided that, neither Party may withhold agreement to an Initial Forecast that provides for an order quantity that falls within the range of 150,000 Units to 250,000 Units of Product for the first twelve (12) months of such forecast). The Initial Forecast will be updated on or prior to the tenth (10th) Business Day of each following Calendar Quarter and such updated Forecast in accordance with this Section 5.1 will be promptly delivered to the Licensor by the Licensee. The quantity of Product set forth in the first twelve (12) months of a Forecast for a particular Calendar Year shall not decrease by [***] ([***]%) percent, or increase by more than [***]percent ([***]%), from the original Forecast in which such Calendar Year was first included, unless agreed to in writing by the Parties (the "Annual Variation Limit"). The first three (3) months of each such Forecast (the "Firm Order Period") shall be binding on Licensee. The remaining twenty-one (21) months of each such Forecast shall be non-binding estimates for planning purposes. The Licensee will forecast the volume of Products comprising full batch and in multiples of batch quantities, as such quantities are set forth on Schedule 8.1. Each Forecast will be made by the Licensee in good faith, taking into account reasonable projections of demand for the Products including, without limitation, demand in line with prescription trends, and allowing for reasonable safety stock. The Licensor shall use its Commercially Reasonable Efforts to ensure sufficient manufacturing capacity to meet the Forecast.

Section 5.2          Orders.

(a)         The Licensee will place firm purchase orders ("Firm Orders") for Products in writing with a delivery date for such Firm Order of one hundred twenty (120) days after the Purchase Order Date, unless otherwise agreed to by the Parties in writing and except for the Initial Firm Order, which shall be placed in accordance with Section 3.1(b)(ii)(A) and Schedule 5.2(B), or as otherwise agreed to by the Parties. For clarity, notwithstanding anything to the contrary in this Article 5, the Initial Firm Order shall become binding on both Parties only upon receipt of the [***]-Related Trade Name Approval, or earlier as agreed to by the Parties in writing. Without limitation to the terms and conditions relating to each Firm Order, unless otherwise agreed to in writing, Licensee shall not be permitted to place any Firm Orders after the Initial Firm Order until the receipt of the [***]-Related Trade Name Approval, and the delivery date for the Firm Order following the Initial Firm Order shall be at least thirty (30) days following the delivery date of the Initial Firm Order. Each Firm Order will specify the quantity and description of each Product ordered, the requested delivery date (which delivery dates will not be on a Saturday, Sunday or holiday), the delivery address and any special instructions requested; provided that, the quantity of Product ordered pursuant to each Firm Order shall be consistent with the amounts set forth in the Firm Order Period of the most recent Forecast, as further described in Section 5.1. The minimum size of any order placed by the Licensee will be a full batch in accordance with Schedule 8.1 hereto, except with the advance written approval of the Licensor and payment of any additional expenses or fees that are required for split batches. All Firm Orders will be in full batch increments and Licensor shall not be required to produce split batches unless mutually agreed to in writing. The Products set forth in Firm Orders will be delivered to an identified finished packager in accordance with the Firm Order. The date an order will be deemed placed (the "Purchase Order Date") will be the date that the Licensor actually receives the purchase order form. The Licensee will be responsible for any delays arising from any changes requested by Licensee in connection with any Firm Order. Any changes to any Firm Order requested by Licensee will neither reduce nor in any way affect the Minimum Requirement obligations set forth in Section 5.3. Orders will be deemed accepted by the Licensor unless the Licensor provides notification of rejection to the Licensee within ten (10) Business Days of receipt of the Firm Order. In the event that a Firm Order is rejected (it being understood that Licensor may only reject a Firm Order that fails to meet the requirements specified in this Agreement), the Licensor shall provide to Licensee the reasons for rejection in writing and the Licensor and the Licensee will cooperate in good faith to promptly resolve any issues raised by such order. The Licensor shall use Commercially Reasonable Efforts to timely supply any Products in accordance with the resolution of a rejected Firm Order.

(b)         The Licensor will supply the Products in accordance with each Firm Order placed pursuant to the terms of this Agreement by the Licensee and accepted by the Licensor including the quantities and delivery dates requested in each Firm Order. Each Firm Order will set forth a delivery date of one hundred twenty (120) days after the date of such order. The Initial Firm Order is set forth in Schedule 5.2(b) hereto. Licensee acknowledges that the lead time for any Firm Order is one hundred twenty (120) days, except for the Initial Firm Order, which shall be placed in accordance with Section 3.1(b)(ii)(A) and Schedule 5.2(B).

(c)         Subject to Section 5.1, Licensee may submit Firm Orders for quantities of Product in excess of the Forecast amounts (such excess amounts being "Special Orders"), and shall separately provide notice to Licensor that it would like to place a Special Order. Licensor shall use Commercially Reasonable Efforts to fill such Special Order and shall notify Licensee within ten (10) Business Days after receipt of a Special Order if it expects to be unable to do so. If Licensor is unable to fulfill any Special Order, it shall not be deemed a breach of this Agreement.

(d)         Notwithstanding any other provisions to the contrary herein, the Licensor in its sole discretion may supply or cause its Affiliate to supply Licensee with the Products, in the form listed on Schedule 8.1 from a facility retained by the Licensor or any of its Affiliates and approved as a Manufacturing site under the Product [***] (which facilities, as of the Effective Date, are listed on Schedule 5.2(d)), and the Parties shall cooperate with each other, at Licensor's cost, to effectuate any changes to the labeling, packaging or other aspects of the Manufacture of the Product that may be required due to such fulfillment from the alternate Manufacturing site.

(e)         Subject to Section 4.3(a), Product supplied by Licensor hereunder shall have at least twenty-one (21) months' remaining shelf life as of the date of delivery of such Product to Licensee. During the Term, Licensor shall reasonably inform Licensee of any changes to the approved shelf life of the Product.

(f)          In the event that Licensor manufactures excess Product, without limiting any of Licensee's rights to reject such Product in accordance with Section 7.3, Licensee shall accept delivery of up to [***] ([***]%) of the quantity of Product ordered by Licensee pursuant to Firm Orders placed under Section 5.2.

(g)         The terms of this Agreement shall prevail over any conflicting, inconsistent or additional terms set forth in any Firm Order.

(h)         Shortfall Event; Alternative Supply.

(i)             Notwithstanding any provision herein to the contrary, in the event that Licensor is unable to deliver in accordance with Section 5.4 at least eighty (80%) of the volume quantity of Product set forth in a Firm Order (each a "Shortfall") for three consecutive Firm Orders (the occurrence of the third consecutive Shortfall being a "Shortfall Event") (provided that Replacement Firm Orders shall not count as a Firm Order for the purposes of this Section 5.2(h)), and the Shortfall amount of Finished Product attributable to at least two out of three Firm Orders making up a Shortfall Event is not cured within ninety (90) days of receipt of written notice to Licensor of such Shortfall Event violation (such 90-day period with respect to a given Shortfall, the "Shortfall Cure Period"), then an "Interruption Event" shall be deemed to have occurred. Upon the commencement of any Interruption Event, Licensee, in addition to any other rights and remedies hereunder, shall have the right, in its sole discretion to purchase the Product from a third party supplier ("Secondary Supplier"). Licensee shall be responsible for Product actually delivered pursuant to any Firm Order accepted prior to the occurrence an Interruption Event.

(ii)            The replacement of Finished Product pursuant to a Replacement Firm Order in accordance with Section 8.3(c), shall cure of a Shortfall for the Firm Order it relates to in the event that Licensee receives at least one hundred percent (100%) of the Product ordered under the original Firm Order (in the form of Finished Product) during the Shortfall Cure Period. Notwithstanding the foregoing sentences, the Shortfall Cure Period shall not commence until Licensee has issued Replacement Firm Orders to Licensor for Product representing such Shortfalls, provided, however, that if Licensor delivers written notice to Licensee during the Shortfall Cure Period that it will be unable to complete such additional Replacement Firm Orders to Licensor for Product representing such Shortfalls, then the Shortfall Cure Period shall automatically end upon the giving of such written notice. Licensor acknowledges and agrees that Licensee shall have the right to issue Replacement Firm Orders for the quantity of Product representing such Shortfalls (in accordance with Section 8.3(c) (including that such Replacement Firm Orders shall be in full batch increments)) as soon as practicable after delivery of Product pursuant to Section 5.4 until the end of the Order Period. For the avoidance of doubt, Licensee must issue a Replacement Firm Order in accordance with Section 8.3(c)(i) following a Shortfall in order for such Shortfall to be one of the three consecutive Firm Orders that make up a Shortfall Event.

(iii)           During any Interruption Event (irrespective of whether Licensee elects to purchase the Product from a Secondary Supplier), Licensee shall be relieved of its obligation to order its purchase requirements of the Product from Licensor until the one hundred twentieth (120th) day (the "Resumption Date", and the period beginning on the expiration of the Shortfall Cure Period and ending on the Resumption Date being the "Interruption Period") following the date that Licensor provides written notice (a "Resumption Notice") to Licensee that it is able to fulfil Firm Orders in accordance with the terms of this Agreement. For clarity, the non-placement of Firm Orders during any Interruption Period shall not be deemed to be a breach of Licensee's obligations under this Agreement. Following a Resumption Date, subject to the remainder of this Section 5.2(h), Licensee shall be required to purchase from Licensor for the remainder of the Term the greater of (i) [***] ([***]%) percent of the total cumulative annual quantities of Product ordered in such Calendar Year from Licensor and any Secondary Supplier and (ii) the Minimum Requirement of Product (subject to Licensee's rights in the event of any subsequent Shortfall Events occurring after the initial Resumption Date, if any, as set forth in this Section 5.2(h), mutatis mutandis) (the "Annual Purchase Requirement"). For clarity, the calculation of [***] percent ([***]%) of annual Product volume or the Minimum Requirement of Product, as referenced in the immediately preceding sentence, shall be made on a pro rata basis for the Calendar Year in which an Interruption Period occurs. By way of example, if Licensee ordered [***]Units of Product for delivery in a given Calendar Year ([***] Units each month), of which [***] Units were delivered from January through April, and May through August constituted an Interruption Period, Licensee would be required to order the following amount of Product for delivery in September through December of such Calendar Year in order to satisfy the Annual Purchase Requirement: the greater of (i) [***]Units (calculated as follows: [***]% of [***]Units - [***]Units already sold = [***] Units remaining for the Calendar Year; [***] Units remaining x (4 months non-Interruption Period / 8 months remaining in Calendar Year = [***]) or (ii) [***] Units (calculated as follows: [***] Units - [***] Units already sold = [***] Units remaining for the Calendar Year; [***] Units remaining x (4 months non-Interruption Period / 8 months remaining in Calendar Year = [***]).

(iv)           Notwithstanding Section 2.4, and subject to the terms and conditions set forth below, Licensee shall have the right at any time during the Term to engage a manufacturer to establish and validate such manufacturer as a Secondary Supplier for the Product in the Territory under the Product [***] (and Licensor shall be required to be a party to any such arrangement with a Secondary Supplier). Licensor shall, upon Licensee's reasonable request and at Licensee's sole cost, reasonably cooperate by providing copies of all data, documents, information or other know-how that is reasonably necessary to make or have made Product ("Technology and Manufacturing Information"). Licensor shall not be required to provide any personnel or manufacturing technology transfer other than such Technology and Manufacturing Information referred to in the foregoing sentence; provided that, Licensor shall make itself reasonably available by telephone, video conference and/or e-mail (but not in-person), for a period of ninety (90) days after the completion of the technology transfer in this subsection (iv), to answer Licensee's reasonable questions regarding the transferred know-how (subject to reimbursement by Licensee for Licensor's internal costs incurred in providing such assistance, at pre-agreed personnel rates). As a condition to engaging in any discussions with a potential Secondary Supplier, the Parties and such potential Secondary Supplier shall enter into a tri-partite confidentiality agreement and such Secondary Supplier shall agree not to develop, manufacture, supply or otherwise commercialize a Competitive Product during the Term. Any Secondary Supplier shall not be a Direct Competitor of Licensor. Any filings required to be made to any Governmental Entity relating to a Secondary Supplier shall be prepared by Licensee (but not filed) and subject to review by Licensor, and Licensor shall be permitted to make any changes to such filings as it deems necessary or advisable in its sole discretion. Licensor shall only be required to share Technology and Manufacturing Information with those persons that need to know such information, and shall not be required to disclose any such Technology and Manufacturing Information to any Person (including the Licensee) prior to entering into the tri-partite disclosure agreement. The Parties agree that the Technology and Manufacturing Information is the Confidential Information of Licensor. Only Licensor shall be permitted to make any filings required to be made to any Governmental Entity relating to a Secondary Supplier unless otherwise agreed to in writing. Licensor shall solely own all Regulatory Approvals, Regulatory Documentation and intellectual property (including know-how) relating to or created as a result of the engagement of a Secondary Supplier (which shall exclude such Secondary Supplier's background intellectual property in existence prior to Licensee's engagement of such Secondary Supplier). Secondary Supplier shall only be permitted to supply Product to Licensee or Licensor for sales in the Territory and shall not supply Product outside of the Territory. Licensee shall not have any rights or privileges under this Section 5.2(h)(iv) and shall not contact, engage in any discussions or negotiations with any potential Secondary Supplier until it has provided prior written notice to Licensor (a "Secondary Supplier Election Notice") that has elected to exercise its rights under this Section 5.2(h)(iv).

(v)            For the avoidance of doubt, the Parties hereby expressly agree that product supplied by a Secondary Supplier shall be considered "Product" as defined hereunder and subject to the terms and conditions of this Agreement, including with respect to Article III and the payment and calculation of Royalty Payments and Milestone Payments.

(i)          The Parties acknowledge and agree that, as of the Effective Date, Licensor intends to Manufacture Product utilizing the batch size set forth in Schedule 8.1. Licensor shall promptly inform Licensee in the event that Licensor intends to change the batch size used to Manufacture Product and shall negotiate in good faith and agree to reasonable amendments to the forecasting and ordering procedures, and related provisions, to account for the changed batch size for Product.

Section 5.3          Minimum Requirement. During each Calendar Year (and pro-rata for the first Calendar Year beginning on the achievement of the Initial Order Milestone and for the final Calendar Year of the Term), Licensee shall "purchase" (as further described in this Section 5.3) at least [***] ([***]) Units of Product from Licensor (the "Minimum Requirement"). For purposes of the Minimum Requirement, the amount "purchased" in a Calendar Year shall be based on the amount ordered in Firm Orders placed for Product with a requested delivery date in the applicable Calendar Year, as long as such requested delivery dates are made pursuant to Sections 5.1, Section 5.2 and Section 5.3. If Licensee does not purchase at least the Minimum Requirement during any Calendar Year, then within forty-five (45) days after the end of such Calendar Year, Licensee shall pay Licensor an amount equal to (1) the difference between (A) [***] Units of Product and (B) the number of Units of Product ordered by Licensee during such Calendar Year (it being understood that the quantity of Product ordered by Licensee may be greater than the quantity delivered by Licensor) (such difference being the "Shortfall Quantity"), multiplied by (2) $[***] per Unit. Licensee shall not be obligated to pay for the Shortfall Quantity to the extent Licensee's failure to meet the Minimum Requirement is due to Licensor's inability to timely supply Licensee with Product in the applicable Calendar Year in accordance with properly placed Firm Orders (including in the event of any Interruption Period) or provided that such inability to timely supply Licensee is not directly caused by Licensee's failure to meet its obligations under this Agreement. At the end of each Calendar Year Licensor shall issue an invoice to Licensee indicating the amount owed by Licensee to Licensor pursuant to this Section 5.3, which amount, if any, shall be due within forty-five (45) days of receipt of such invoice.

Section 5.4          Delivery.

(a)         All Products shipped under this Agreement will be shipped CIP US PORT (Incoterms 2010) as bulk product, without any secondary packaging to such location designated by the Licensee in the applicable Firm Order. The Licensor will pay all freight, and insurance charges and Licensee will pay taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Products purchased by the Licensee. Title and risk of loss and damages to Products purchased by the Licensee will pass to the Licensee upon delivery to the carrier. In the event of damage or loss to the Products after delivery to the carrier, the Licensee will be responsible for filing appropriate claims; provided that, Licensor shall reasonably cooperate with Licensee in filing and receiving reimbursement for such claims. The Licensor shall notify Licensee in writing of the following information concurrently with each shipment of Product: (i) date of shipment, (ii) quantity and type of Product shipped, and (iii) order number or other identifying information.

(b)         Licensor shall promptly report to Licensee the occurrence of any event within or beyond its control that is likely to affect delivery of any order of Product, provided that, the giving of such notice shall not otherwise excuse Licensor's performance hereunder.

(c)         Licensor shall perform quality assurance testing with respect to the Products sold hereunder, including stability testing, so that the Products conform with the Specifications. With each shipment of Products to Licensee, Licensor shall provide Licensee with a Certificate of Analysis ("COA") and a Certificate of Compliance ("COC") confirming that the Products in such shipment have been tested in accordance with the Product [***] and meet the Product's Specifications. Any deviations and investigations related to such Products shall be completed in compliance with the Product [***], cGMP Requirements and the Quality Agreement.

Section 5.5          Customs Clearance. Licensee shall be responsible for the customs clearance of the Product, and the Parties agree to cooperate with each other including to provide information and documents reasonably requested by the other Party hereto and in such non-requesting Parties' possession relating to the Product (including statement of origin or other customs documentation). Licensee shall not take any actions, or omit to take any actions, to intentionally delay the customs clearance of any Products by Licensee's customs agent (it being understood that Licensee shall have no control over the independent actions or omissions of such customs agent).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.1          Representations and Warranties of the Licensor.

The Licensor hereby represents and warrants to the Licensee as follows:

(a)         Product Compliance. All Products delivered pursuant to this Agreement by the Licensor (or any sub-contractor thereof) to the Licensee or its designee during the Term will at shipment be in compliance in all material respects with this Agreement, the Specifications, the Quality Agreement and applicable Governmental Rules, including the cGMP Requirements, and the Manufacturing of such Products will have been in accordance with the cGMP Requirements. Product delivered hereunder will be free and clear of any (i) liens (other than liens entered into in the ordinary course of business or arising as a matter of Law) or (ii) encumbrances that would prevent Licensor from transferring all right, title and interest in the Product to Licensee (e.g., payment obligations to third parties upon sale of the Product), but excluding any encumbrances arising as a result of the status of the Product as a bulk product (e.g., regulatory or quality-related encumbrances). At the time Licensor makes each shipment of Product available for pick-up by Licensee (or Licensee's carrier), the Products shall: (A) not be adulterated or misbranded within the meaning of the FFDCA or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the FFDCA, as such FFDCA and such laws are constituted and in effect at the time of delivery; and (ii) not be an article that may not be introduced into interstate commerce under the provisions of Sections 404 and 505 of the FFDCA.

(b)        Authorization. This Agreement has been duly executed and delivered by the Licensor and, assuming due execution and delivery by the Licensee, constitutes a valid and binding obligation, enforceable against the Licensor in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to creditors' rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Licensor and its respective officers and directors.

(c)         No Other Commercialization Right. As of the Effective Date, Licensor has not granted to any third party, any license to Commercialize the Licensed Product under the Product [***], other than under the trade name [***], in the Territory.

(d)         Absence of Conflicts. The execution, delivery and performance of this Agreement by the Licensor does not conflict with or constitute a default under any agreement, instrument or understanding, oral or written to which it is a party or by which it may be bound, does not conflict with any provision of any of its organizational documents and does not conflict with or violate any Governmental Rule or court order or decree.

(e)         Organization and Standing. The Licensor is a corporation, duly organized, validly existing and in good standing under the laws of [***].

(f)          Power and Authority. The Licensor has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

(g)         Compliance With Law. Licensor has and will maintain throughout the Term of this Agreement all permits, licenses, registrations and other forms of governmental authorization and approval as required by Law in order for Licensor to execute and deliver this Agreement and to perform its obligations hereunder in accordance with all Governmental Rules.

(h)         No Debarment. Licensor is not debarred and has not and will not use in any capacity the services of any person debarred under subsection 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, Licensor shall promptly notify Licensee of such fact.

(i)          No Suits. As of the Effective Date, Licensor (i) is not a party to any legal action, suit or proceeding relating to the Licensed Product in the Territory; and (ii) has not received any written communication from any Third Party (including any Governmental Entity) threatening any action, suit or proceeding relating to the Licensed Product in the Territory.

Section 6.2          Representations and Warranties of the Licensee.

The Licensee hereby represents and warrants to the Licensor, as of the Effective Date, as follows:

(a)         Authorization. This Agreement has been duly executed and delivered by the Licensee and, assuming due execution and delivery by the Licensor, constitutes a valid and binding obligation, enforceable against the Licensee in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to creditors' rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Licensee and its respective officers and directors.

(b)         Absence of Conflicts. The execution, delivery and performance of this Agreement by the Licensee does not conflict with or constitute a default under any agreement, instrument or understanding, oral or written to which it is a party or by which it may be bound, does not conflict with any provision of any organizational documents of the Licensee and does not conflict with or violate any Governmental Rule or court order or decree.

(c)         Organization and Standing. The Licensee is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(d)         Power and Authority. The Licensee has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

(e)         Licensee Trademarks. To the best knowledge of the Licensee, the Licensee Trademarks including the trade name set forth on Schedule 2.3(a) does not and will not infringe any intellectual property rights or other proprietary rights of any third party in the Territory and that as of the Effective Date, Licensee (i) is not a party to any lawsuit or proceeding relating to the Licensed Trademarks in the Territory and (ii) has not received any written communication from any Third Party (including any Governmental Entity) threatening any action, suit or proceeding relating to the Licensed Trademarks in the Territory.

(f)          Packaging Capabilities. Licensee acknowledges and agrees that Licensor has no obligation to, has made no representation or warranty that it has or will, and makes no assurances that it can or will, establish its own internal capabilities to secondary package and label Product.

(g)         High Risk Product. Licensee acknowledges that the Licensed Product is an enhanced/ high risk product and that it is aware of the current and past regulatory and product liability matters relating to Isotretinoin products. Prior to the Effective Date, Licensee has completed its legal and business due diligence relating to the risks to users of the Product and the results thereof are satisfactory to the Licensee in its sole and absolute discretion.

(h)         Product Yield. Without limiting any of Licensee's rights under Section 8.3(c), Licensee acknowledges that the output from each full batch size of 4,000 Units will likely be in the range of eighty percent (80%) to one hundred percent (100%) of the batch size and the delivery of Products in such range shall not be deemed a breach of this Agreement.

Section 6.3          DISCLAIMER. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE PARTIES' ONLY WARRANTIES AND NO OTHER WARRANTY, EXPRESS, IMPLIED OR STATUTORY, WILL APPLY. EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. FOR THE AVOIDANCE OF DOUBT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF NON-INFRINGEMENT THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE VII

QUALITY ASSURANCE

Section 7.1            The Licensor's Covenants.

The Licensor hereby covenants during the Term that it will (and use Commercially Reasonable Efforts to cause its Affiliates, and its or their employees, agents or contractors to):

(a)               Manufacture, fill, bulk package (but not secondary or retail package), test, handle, store, warehouse and ship the Products in conformity with this Agreement, Quality Agreement, Governmental Rules, cGMP Requirements and the Specifications;

(b)               promptly inform Licensee of any adverse events related to the Products and significant complaints regarding the quality of the Products, and any inspections, communications, or material issues raised by the FDA in connection with the Manufacturing of the Products, and shall provide Licensee with copies of any correspondence (including emails) relating thereto, in accordance with the Pharmacovigilance Agreement entered into between the Parties pursuant to Section 4.5 (but in any event no later than five (5) days after becoming aware of the occurrence of such adverse event);

(c)               obtain and maintain all permits reasonably necessary to Manufacture and supply all Product subject to an FDA approved Product [***] in accordance with the Specifications, applicable Governmental Rules and this Agreement;

(d)               use Commercially Reasonable Efforts to keep the Product [***] valid, subsisting and in full force and effect;

(e)               comply with its obligations set forth in the Quality Agreement with respect to the Product; and

(f)                if Licensor becomes aware of any Products that have not been Manufactured in accordance with the Specifications and that have been supplied, promptly take such corrective action as shall be reasonably necessary to correct such nonconformity and inform Licensee in writing.

Section 7.2            The Licensee's Covenants

The Licensee hereby covenants during the Term that it will:

(a)               hold, store, handle, ship, deliver, market, distribute and/or sell the Products (i) in accordance with applicable cGMP Requirements and Governmental Rules, including but not limited to any risk management programs required by the FDA (which includes the REMS Program); and (ii) in compliance with the Specifications;

(b)               enter into all necessary compliance agreements as may be reasonably designated by the Licensor, including but not limited to agreements to cover quality assurance and adverse incident reporting;

(c)               promptly inform Licensor of any adverse events related to the Products and significant complaints regarding the quality of the Products, in accordance with the Pharmacovigilance Agreement entered into between the Parties pursuant to Section 4.5 (but in any event no later than five (5) days after becoming aware of the occurrence of such adverse event); and

(d)               comply with its obligations set forth in the Quality Agreement with respect to the Product.

Section 7.3            Rejection of Delivered Products. Within thirty (30) days of receipt of any shipment of Finished Product and applicable COA and COC by the Licensee in accordance with Section 8.3(b), the Licensee will inspect the Finished Product, COA and COC and advise the Licensor of any defect whereby the Finished Product does not conform to the Specifications. Except with respect to any Finished Product containing a hidden defect (that was not otherwise discoverable), any Finished Product not refused within thirty (30) days will be deemed accepted. If the Licensee wishes to refuse acceptance, the Licensee will, within such 30-day period, provide written notice to the Licensor of its refusal to accept the defective Finished Product and the reason(s) therefor. In the event a hidden defect (i.e., one which could not have been reasonably identified during the initial 30-day Licensee inspection period) is discovered at a later date whereby the Finished Product does not conform to the Specifications, the Licensee shall inform the Licensor as soon as Licensee becomes aware of the alleged hidden defect (that was not otherwise discoverable). In the event that the Licensee refuses acceptance or rejects the Finished Product due to a defect discovered within the initial thirty (30) day period after delivery or due to a hidden defect that is subsequently discovered, the Licensor, upon confirmation of the reasons for refusal or rejection of the Finished Product, will replace within ninety (90) days or as soon as reasonably practicable the defective Finished Product at the Licensor's sole cost and expense or refund the Supply Price, at the Licensee's option. If the Licensor and the Licensee do not agree on the refusal or rejection of Finished Products, then either Party may refer the matter for final analysis to a specialized laboratory of national reputation acceptable to both Parties for the purpose of determining the results. Any determination by such laboratory will be final and binding upon the Parties. The cost of any such review by a laboratory shall be borne by the Party against whom such specialized laboratory rules. Without limiting Licensee's rights under Article 12, except as set out in this Section 7.3 or Section 10.1, the Licensor shall have no liability to Licensee for any defect for which it has not received notice from the Licensee as specified herein.

Section 7.4            Recall. Licensor shall maintain traceability records in accordance with the applicable Governmental Rules, including cGMP Requirements, and in accordance with any written instructions or guidelines provided to Licensor by the Licensee, necessary to permit a recall, field correction or other notification to the field, of the Products. Licensor, in consultation with Licensee, shall have the exclusive right to institute a recall and shall be responsible for managing the recall and communications with customers and Governmental Entities, provided that with respect to Licensee's customers, Licensee shall be responsible for communications (in cooperation with Licensor) and the facilitation of return of Product. The Parties shall cooperate with each other in connection with any such efforts. In the event that any Product is quarantined or recalled, or is subject to stop-sale action, whether voluntary or by governmental action, it is agreed and understood that any expenses, including any out-of-pocket administrative costs and reasonable and documented fees of any experts or attorneys that may be utilized by either Party, government fines or penalties, related to such recall, quarantine or stop-sale, will be borne by the Parties in proportion of the amount of Product sold by each respective Party, unless it is determined that the reason for the quarantine, recall or stop-sale action is the result of the breach by the either Party of its obligations under this Agreement, and in such case such expenses will be borne by such Party in its proportion of fault.

Section 7.5            Quality Procedures. Licensor and Licensee shall comply with the terms of the quality requirements set forth in a quality agreement to be negotiated in good faith by the Parties and entered into by the Parties as soon as practicable after the date hereof, but on or prior to the earlier of the receipt of the Licensee Regulatory Approvals or sixty (60) days after the Effective Date (the "Quality Agreement"). To the extent that any inconsistencies or conflicts exist between the Quality Agreement and this Agreement, the provisions in the Quality Agreement shall prevail solely with respect to quality requirements and compliance with Governmental Rules.

Section 7.6            Regulatory Communications. Licensor shall be responsible for communicating with the FDA regarding the Products and the Manufacturing performed by Licensor hereunder and Licensee shall not, other than in connection with Licensee Trademark Submissions or Licensee Required Filings, initiate contact with any Governmental Entity (including the FDA) regarding the Products or the Manufacturing without Licensor's prior written consent, except when required by the terms of this Agreement or by applicable Governmental Rules. Each Party shall provide reasonable assistance to the other Party upon such Party's reasonable request, and at the requesting Party's sole cost and expense, with respect to such regulatory communications.

ARTICLE VIII
PRICE AND PAYMENTS

Section 8.1            Prices. The prices payable by the Licensee for each of the Products for the first Calendar Year following the Effective Date will be the prices set forth on Schedule 8.1, and thereafter will be adjusted pursuant to Section 8.2(b) (the "Supply Price").

Section 8.2            Adjustment.

(a)               Any additional costs that were not included in the computation of the Supply Price based on Section 8.1 above and (i) specifically incurred at the request of Licensee, or otherwise authorized by Licensee (such as stability costs, scale-up expenses, and additional analytical or testing expenses), will be charged at actual cost to the Licensee, (ii) required for the Manufacture of the Product in accordance with the Specifications, where the Specifications have been changed or have been otherwise modified by Licensor in order to enhance the performance, safety or reliability of the Licensed Product shall be shared by the Licensor and the Licensee on a pro rata basis (based on a determination of the volume of sales attributable solely to the Product versus the DRL Product) or (iii) required for the Manufacture of the Product as a result of changes to applicable Law (including cGMP Requirements) or Governmental Rule shall be shared by the Licensor and the Licensee on a pro rata basis (based on a determination of the volume of sales attributable solely to the Product versus the DRL Product). A separate invoice will be issued to Licensee for such costs and/or expenses.

(b)               On the first anniversary of the Effective Date and each subsequent annual anniversary of the Effective Date, Licensor shall have the right to increase or decrease the Supply Price of such Product to the extent of any actual increase or decrease in the Manufacturing Costs (and any change in the Supply Price shall be to the extent of such increase or decrease). Upon request, Licensor shall provide Licensee with documented proof of any increase in the corresponding component of Manufacturing Cost.

Section 8.3            Invoices; Adjustment to Invoices.

(a)               Invoices. Licensor will send all invoices in respect of any Products to a single address specified in writing by the Licensee to the Licensor following the date that such Products subject to any Firm Order shall have been made available to the Licensee under Section 5.4(a). Payments for Product sold hereunder (as adjusted pursuant to 8.3(b)) will be made by the Licensee to the Licensor within the later to occur of (i) thirty (30) days after the date the Licensee is delivered Finished Product (defined below) as set forth in Section 8.3(b) and (ii) ninety (90) days after the date of the invoice by Licensor in each case, by electronic funds transmission in United States dollars as specified in any invoice, without any offset or deduction of any nature whatsoever. In the event that a payment for Product sold hereunder is disputed in good faith, Licensee shall pay such portion of the payment that is undisputed, and the Parties shall immediately attempt in good faith to resolve such dispute by negotiation and consultation between themselves for a period of thirty (30) days. If the Parties are unable to come to an agreement on such disputed amount each Party shall be free to pursue any and all available remedies at law or in equity. For clarity, notwithstanding anything to the contrary in this Section 8, in the event that (A) the transition services agreement that Licensee enters into with the Person set forth therein on the date hereof with respect to the secondary packaging or labeling of the Product terminates or expires or (B) Licensee enters into an arrangement with a Person other than the Person referred to in "(A)" above for the secondary packaging or labeling of the Product (the first to occur of (A) or (B) above being a "Packager Change"), the Parties shall promptly discuss in good faith and enter into an amendment to this Agreement (and any related agreement between the Parties or their respective Affiliates) to adjust pricing terms, invoicing procedures and related terms, to account for the receipt of bulk Product, without any secondary packaging or labeling, by Licensee.

(b)               Adjustment to Invoices. Prior to a Packager Change, with respect to each Firm Order, Licensee shall only be responsible to pay for Product that becomes Finished Product (defined below) and which is delivered to Licensee (delivery shall be deemed to occur when such Finished Product departs the third party packaging facility). Upon delivery of Finished Product to Licensee, Licensee shall deliver a debit note to Licensor for an amount equal (i) to the Product that did not become Finished Product, multiplied by (ii) the applicable Supply Price for such Firm Order.

(c)               Replacement.

(i)                 In the event that Licensor delivers less than eighty (80%) percent of the Product ordered pursuant to an accepted Firm Order (a "Supply Shortage"), then at any time after delivery of Product containing such applicable Supply Shortage pursuant to Section 5.4 until fifteen (15) Business Days after such Finished Product is made available at the third party packaging facility in accordance with Section 8.3(b) (such period, the "Order Period"), Licensee shall have the right to issue a Replacement Firm Order in the amount of such undelivered Product, rounded up such that the Product is only ordered in increments of full batches of Product (with the amount of Product ordered in excess of the undelivered amount deemed "Excess Major Product"). Any Product ordered pursuant to a Replacement Firm Order shall be delivered by Licensor and the relevant secondary packager pursuant to Section 8.3(b), as applicable, as Finished Product within ninety (90) days following the receipt by Licensor of such Replacement Firm Order. The Parties shall cooperate with each other and the relevant secondary packager in the issuing of Replacement Firm Orders and the carrying out of any related obligations necessary to accomplish the foregoing.

(ii)              In the event that Licensee receives eighty (80%) percent or more, but less than one hundred percent (100%), of the Product ordered pursuant to a Firm Order (a "Minor Shortage"), then, upon mutual written agreement of both the Licensor and the Licensee, which either Party may reject in their sole discretion, Licensee may request to order one (1) additional full batch of Product (with the amount of Product in such batch that is in excess of the undelivered amount being deemed "Excess Minor Product"; together with Excess Major Product, "Excess Product"). Following such mutual written agreement Licensee shall issue such Replacement Firm Order for one (1) batch of Product (which shall be placed no later than fifteen (15) Business Days following such written mutual agreement), and Licensor and the relevant secondary packager pursuant to Section 8.3(b), as applicable, shall supply such Product as Finished Product as soon as practicable (but no later than ninety (90) days after the receipt by Licensor of such Replacement Firm Order). The Parties shall cooperate with each other and the relevant secondary packager in the issuing of Replacement Firm Orders and such other items necessary to accomplish the foregoing.

(iii)            For clarity, the delivery of Excess Product pursuant to Replacement Firm Orders issued pursuant to subsections (i) and (ii) above in a given Calendar Quarter shall not count towards the Annual Variation Limit, or cause Licensee to become in breach of the Annual Variation Limit in such Calendar Year, as described in Section 5.1, if Licensee was not in breach of such requirement prior to such delivery. Licensee shall be required to pay for any Excess Product delivered pursuant to a Replacement Firm Order. The Parties agree to cooperate to issue Replacement Firm Orders or invoices as necessary to accomplish the foregoing in subsections (i) and (ii) above. Notwithstanding the foregoing, the Parties acknowledge any Replacement Firm Order shall only be in full batch increments and Licensor will not be required to provide replacement Product in partial batch increments when replacing Product hereunder.

(iv)             Following the successful replacement of any Supply Shortage or Minor Shortage within ninety (90) days after receipt of the relevant Replacement Firm Order by Licensor, such that Product delivered pursuant to a Replacement Firm Order together with the amount delivered pursuant to the original Firm Order results in Licensee receiving 100% of the amount set forth in the original Firm Order to which such Replacement Firm Order relates, Licensor shall have cured any default hereunder solely relating to such shortfall of such applicable Firm Order.

(v)               Any Product delivered pursuant to this Section 8.3(c) shall conform to the requirements of Section 5.2(e).

(vi)             For the avoidance of doubt, the issuance of a Replacement Firm Order by Licensee shall operate to replace the undelivered quantities in the Firm Order that was the basis for issuing such Replacement Firm Order, and the undelivered quantity of Product in the original Firm Order shall no longer be delivered or deliverable by Licensor other than as expressly set forth in the applicable Replacement Firm Order.

(d)               The term "Finished Product" means fully packaged and labeled finished Product, released by the applicable quality teams (as set forth in the quality agreements), at the secondary packager/labeler of the Product.

Section 8.4            Payments; Exchange Rate. All payments hereunder will be made in U.S. Dollars. When conversion of payments from any currency other than Dollars is required, such conversion shall be at the exchange rate published by The Wall Street Journal, Eastern U.S. Edition, on the last day of the Calendar Quarter in which the applicable sales were made. Payments made to Licensor will be made to such account as the Licensor will have specified in writing to the Licensee with written confirmation of payment sent by facsimile or email to such address as the Licensor will have specified in writing to the Licensee.

Section 8.5            Taxes, etc. Any tax required to be withheld by a Party on amounts payable under this Agreement will promptly be paid by Licensee on behalf of the Licensor to the appropriate Governmental Entity, and Licensee will furnish Licensor with proof of payment of such tax within fifteen (15) days of payment of such taxes. Any such amounts deducted or withheld by the Licensee shall be treated as having been paid to the Licensor for purposes of this Agreement. Licensor and Licensee shall cooperate with each other and use their commercially reasonable efforts to obtain any certificate or other document from any person as may be necessary to mitigate, reduce or eliminate any such Licensee Taxes. Licensee will take into account the Tax Treaty when determining the rate at which withholding tax will be deducted hereunder. The Parties agree that the maximum withholding tax, as of the Effective Date, is fifteen (15%) percent. Within thirty (30) days of the Effective Date, Licensor shall deliver to Licensee a properly completed Internal Revenue Service Form W-8BEN-E. Notwithstanding anything to the contrary in this Agreement, Licensor shall timely pay and be responsible for (and shall indemnity Licensee for) any transfer, documentary, sales use, stamp, registration, value added, goods and services tax, harmonized sales tax and any provincial sales tax or other similar tax (each an "Indirect Tax") that is imposed with respect to the transactions, payments or the related transfer of rights or other property pursuant to the terms of this Agreement. Licensee shall be entitled to offset any Indirect Taxes borne by it from amounts otherwise owed to Licensor under this Agreement.

Section 8.6            Separate Sale. Each shipment of Product to the Licensee will constitute a separate sale, obligating the Licensee to pay therefor, whether said shipment is in whole or only partial fulfillment of any order or confirmation issued in connection therewith.

ARTICLE IX
TERM AND TERMINATION

Section 9.1            Term. The provisions of this Agreement will commence on the date hereof and will expire on the ten (10) year anniversary of the Effective Date (the "Initial Term") and may be extended upon mutual written agreement of the Parties hereto (the "Extended Term" and together with the Initial Term, the "Term"), unless earlier terminated in accordance with this Article IX.

Section 9.2            Termination.

(a)               Either the Licensor, on the one hand, or the Licensee, on the other hand, as applicable, will have the right to terminate this Agreement with immediate effect (except as otherwise stated below) upon written notice to the other upon the occurrence of the following:

(i)                 the Licensor, on the one hand, or the Licensee, on the other hand, files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or becomes subject to involuntary proceedings under any bankruptcy or insolvency Law that remains undismissed within ninety (90) days after the filing thereof; or

(ii)              the Licensor, on the one hand, or the Licensee, on the other hand, fails to cure any material breach of any of the terms and conditions hereof within the time period specified in any prior written notice (which will be at least sixty (60) days) delivered to the non-compliant Party by the other Party. Notwithstanding the foregoing, if the non-compliant Party disputes in good faith during the applicable initial sixty (60) days cure period the existence or materiality of the alleged breach senior officers of each Party shall attempt in good faith to resolve such dispute by negotiation and consultation between themselves for a period of thirty (30) days which thirty day (30) period shall begin no later than the sixtieth (60th) day following receipt by the non-compliant Party of such written notice of material breach; if the senior officers cannot resolve such dispute within such time period, each Party shall be free to pursue any and all available remedies.

(b)               Licensee will have the right to terminate this Agreement:

(i)                 for any reason or no reason, upon one-hundred twenty (120) days' written notice to Licensor,

(ii)              upon thirty (30) days' notice in the event of a failure by Licensor to supply at least eighty (80%) of Product set forth in a Firm Order for four (4) consecutive Firm Orders (except in the case of Force Majeure), provided such Firm Orders are placed and accepted in accordance with Sections 5.2(a), unless such shortfall is cured pursuant to Section 8.3(c), or

(iii)            in accordance with Section 3.1(c).

(c)               Beginning on the six (6) year anniversary of the Effective Date, if (i) Licensor (or its applicable Affiliate) provides notice to Licensee that it has determined to stop selling the DRL Product in the Territory, or (ii) a material adverse change in the market conditions occurs such that the commercialization opportunity for the Licensed Products substantially decreases (as determined by Licensor in its good faith and after consultation with Licensee), Licensor will have the right to terminate this Agreement, upon three hundred sixty-five (365) days' written notice to Licensee (the "Notice Period"), provided, however, that if Licensor or its Affiliate continues to sell the DRL Product beyond the Notice Period, Licensee shall be permitted to sell the Product for as long as the DRL Product is being sold, provided further, that notwithstanding the foregoing, Licensor's obligation to Manufacture Product shall cease at the end of the Notice Period.

Section 9.3            Effects of Termination.

(a)               If this Agreement is terminated pursuant to Section 9.2(a), 9.2(b) or 10.1:

(i)                 The Licensee acknowledges and agrees that except in the case of termination by Licensor for breach of Licensee in accordance with Section 9.2(a)(ii), or by Licensee pursuant to Section 9.2(b)(iii), upon Licensee's request, the Licensor will be obligated to fulfill all Firm Orders that were accepted prior to the effective date of termination (and placed in accordance with this Agreement), and shall supply any Products ordered by the Licensee pursuant to such accepted Firm Order, and Licensee agrees to pay Licensor the applicable Supply Price for such Products. In addition, the Licensee shall reimburse the Licensor all payments owed for (i) such quantities of components, materials, APIs and work-in-progress in the Licensor's, its Affiliates' and third party manufacturers' possession that were purchased or manufactured for purposes of fulfilling the Firm Order Period of the most recent Forecast and (ii) any additional safety stock of Product or its components held by Licensor pursuant to the terms of this Agreement, in each case of (i) and (ii), that are not reasonably allocable to or usable for other activities being carried out by the Licensor or its Affiliates, which amount shall be payable no later than thirty (30) days after receipt by the Licensee of an invoice setting forth such costs. For clarity, Licensee shall have the right to sell or have sold any Products supplied by Licensor pursuant to this subsection (a) for up to nine (9) months after termination of this Agreement (and the license grant to Licensee under Section 2.1 shall be deemed to be extended accordingly), except in the case of termination of this Agreement for material breach by Licensee or expiration of the Term of this Agreement (which, for clarity, shall exclude early termination of the Agreement). Any Products sold following termination shall remain subject to the terms and conditions of this Agreement, including as related to Milestone Payments and Royalty Payments.

(ii)              Notwithstanding anything to the contrary provided herein or elsewhere, if Licensor terminates this Agreement pursuant to Section 9.2(a)(ii) or Licensee terminates this Agreement pursuant to Section 9.2(b)(iii), then Licensor will be entitled to cancel any Firm Order then outstanding and will not be obligated to supply any Products ordered by the Licensee pursuant to such Firm Order. Upon such termination referred to above Licensee shall cease selling Product immediately.

(b)               If this Agreement is terminated pursuant to Section 9.2(c), upon receipt by Licensor of a ROFR Election Notice (defined below) in accordance with Section 9.3(b)(i), Licensor shall, and hereby does, grant to Licensee during the Notice Period and for two (2) years thereafter (collectively, the "Offer Period") a right of first refusal to obtain a license under the Product [***] and any other intellectual property rights controlled by Licensor to Commercialize the Licensed Product under a trade name owned by Licensee (including the Licensee Trade Name) or Third Party (which shall not include the DRL Product or the Licensed Product under the trade name [***] or any other DRL Trademark, the "ROFR Product"), in the Territory, on the same terms and conditions as those offered by Licensor to a Third Party (the "Licensed Product ROFR"), as detailed in this Section 9.3(b).

(i)                 In the event Licensor (A) intends to grant a Third Party a license under the Product [***] to Commercialize the ROFR Product, or (B) receives a bona fide offer from a Third Party to make, have made or Commercialize the ROFR Product in the Territory (as evidenced in each case of (A) and (B) by a term sheet or substantially equivalent written offer) then prior to entering into a definitive agreement consistent with such terms, Licensor shall promptly deliver to Licensee a written notice ("ROFR Notice") setting forth the terms contained in such offer (without identifying the Third Party), and shall include in such notice any material information or documents (regulatory, technical or otherwise) as reasonably necessary and consistent with the type of information made available to the Third Party relating to such offer for Licensee to evaluate the offer ("License Offer"), and upon Licensee's written request, which shall be delivered to Licensor no later than fifteen (15) days following of Licensee's receipt of the ROFR Notice (a "ROFR Election Notice"), the Parties shall negotiate in good faith a license agreement consistent with such terms set forth in the License Offer.

(ii)              If, despite good faith negotiations pursuant to subsection (i) above, the Parties fail to either (A) reach an agreement on material terms (which, for clarity, shall be satisfied by agreement on the material aspects of a term sheet, and shall not require entry into a definitive agreement) within (60) days or (B) enter into a definitive agreement within ninety (90) days, after Licensor delivers the ROFR Notice (or such longer period as agreed by the Parties in writing) (the "License ROFR Period"), then Licensor shall be free to enter into a license with respect to the ROFR Products in the Territory on terms and conditions that are no more favorable to the Third Party, in the aggregate, than the terms and conditions set forth in the License Offer.

(c)               If this Agreement is terminated pursuant to Section 9.2(c), upon receipt by Licensor of a ROFR Election Notice in accordance with 9.3(c)(i), Licensor shall, and hereby does, grant to Licensee for the Offer Period a right of first refusal to acquire the Product [***], on the same terms and conditions as those offered by Licensor to a Third Party (the "Product [***] ROFR"), as detailed in this Section 9.3(c).

(i)                 In the event Licensor (A) intends to sell, license, assign or otherwise transfer, the Product [***] to a Third Party, or (B) receives a bona fide offer from a Third Party regarding a sale, assignment or other transfer, of the Product [***] to such Third Party (as evidenced in each case of (A) and (B) by a term sheet or substantially equivalent written offer), then prior to entering into a definitive agreement consistent with such terms, Licensor shall promptly deliver to Licensee a ROFR Notice setting forth the terms contained in such offer (without identifying the Third Party), and shall include in such notice any material information or documents (regulatory, technical or otherwise) as reasonably necessary and consistent with the type of information made available to the Third Party relating to such offer for Licensee to evaluate the offer ("Product [***] Offer"), and upon Licensee's delivery to Licensor of a ROFR Election Notice (which shall be a written request be delivered to Licensor no later than fifteen (15) days following of Licensee's receipt of the ROFR Notice), the Parties shall negotiate in good faith an agreement consistent with such terms set forth in the Product [***] Offer.

(ii)              If, despite good faith negotiations pursuant to subsection (i) above, the Parties fail to either (A) reach an agreement on material terms (which, for clarity, shall be satisfied by agreement on the material aspects of a term sheet, and shall not require entry into a definitive agreement) with respect to the Product [***] within sixty (60) days or (B) enter into a definitive agreement with respect to the Product [***] within ninety (90) days after Licensor delivers the applicable ROFR Notice (or such longer period as agreed by the Parties in writing) (the "Product [***] ROFR Period"), then Licensor shall be free to sell, assign or otherwise transfer the Product [***] on terms and conditions that are no more favorable to the Third Party, in the aggregate, than the terms and conditions set forth in the Product [***] Offer.

(d)               Following (i) termination under Sections 9.2(a) or 9.2(b) (subject to the expiration of any inventory sell-off period, as further described in Section 9.3(a)), (ii) termination under Section 9.2(c) (but only after the expiration of the Offer Period, if the Parties have not reached agreement on material terms or entered into a definitive agreement within the relevant timeframe set forth in Section 9.3(b)(ii) or Section 9.3(c)(ii), as applicable) or (iii) expiration of this Agreement, Licensor shall either at its option or upon request of Licensee, take such actions necessary to deregister or withdraw the Licensee Trade Name as an eligible trade name under the Product [***].

(e)               Termination or expiration of this Agreement for any reason will not relieve the Parties of any obligation accruing prior to such termination or expiration (including in respect of any Firm Orders). The rights and obligations of the Parties under Sections 2.5 (solely for the period specified therein), 3.4(b) (solely for the period specified therein), 3.4(c) (solely for the period specified therein), 4.4, 4.8(g), 6.3, 7.4, 7.5, 8.4, 8.5, 9.3, 13.1 (solely with respect to the last sentence thereof) and 13.2 (solely with respect to the last sentence thereof) and Article XI, Article XII and Article XIV of this Agreement, and any other provision of the Agreement (including any Exhibit or Schedule) necessary to effectuate the intent of the foregoing, will survive the expiration or termination of this Agreement.

(f)                In the event of termination of this Agreement for any reason other than pursuant to a termination by Licensee pursuant to Section 9.2(b)(iii), all Milestone Payments pursuant to Section 3.1(a)(i)-(vi) that have not been paid (whether payable or not payable) as of such termination date shall immediately become due and payable and shall be paid to Licensor within fifteen (15) days of such termination.

ARTICLE X
FORCE MAJEURE

Section 10.1        Force Majeure. Neither Party will be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term or provision of this Agreement (other than the payment of money) to the extent such failure or delay will be caused (directly or indirectly) by a circumstance beyond the reasonable control of the affected Party, including, without limitation, (a) fire, flood, epidemic, pandemic, accident, explosion, terrorism, sabotage, strike, or any labor disturbance (regardless of the reasonableness of the demands of labor); civil commotions; riots; invasions; wars (present or future); acts, restraints, requisitions, regulations, or directions of any Governmental Entity, except where such acts, restraints, requisitions, regulations or directions are the result of a Party's violation of Government Rule; (b) voluntary or mandatory compliance by the Licensor with any request for material represented to be for purposes of (directly or indirectly) producing articles for national defense or national defense facilities; (c) shortage of labor, fuel, power, or raw materials, inability to obtain supplies, failures of normal sources of supplies, or inability to obtain or delays of transportation facilities, in all cases of this subsection (c), as a result of one of one or more the events described in subsections (a) or (b), or a circumstance beyond the reasonable control of the affected Party; or (d) any act of God (each a "Force Majeure"). Any Party asserting its inability to perform any obligation hereunder for any such contingency shall promptly notify the other Party of the existence of any such contingency and shall use Commercially Reasonable Efforts to mitigate such contingency and re-commence its performance of such obligation as soon as commercially practicable. Subject to this Section 10.1, if the Licensor is unable to supply the Licensee with its requirements of Products by reason of Force Majeure, Force Majeure shall excuse the Licensor's performance until the Force Majeure has ceased and for a reasonable period of time thereafter, to allow the Licensor to restore itself to the position it was in with respect to the Products immediately prior to the Force Majeure; provided that, commencing upon the date of receipt of such notification from Licensor, Licensee shall no longer be bound by the exclusivity provisions in Section 2.5 and the provisions of Section 5.2(h) shall thereafter apply, mutatis mutandis. The Parties acknowledge and agree that in respect of any Firm Orders for the Products the delivery of which was during such Force Majeure period, the Parties shall discuss in good faith the requirements of Licensee and delivery of such Products. Neither Party shall suffer penalty or incur any liability for its inability to perform hereunder by reason of Force Majeure. If a Party fails to perform any of its obligations under this Agreement by reason of Force Majeure and such non-performance continues for a period of one hundred and twenty (120) days from the first occurrence of the event of Force Majeure, the other Party may terminate this Agreement by providing written notice to that effect to the non-performing Party, and the effects of termination set forth in Section 9.3(a) shall thereafter apply.

ARTICLE XI
CONFIDENTIALITY

Section 11.1        Non-disclosure and Non-use Obligation. Each Party or its Affiliates may, from time to time, prior to or after the date hereof, disclose to the other Party or its Affiliates under this Agreement, Confidential Information (defined below). Each Party (the "receiving Party") agrees that it will not, and will cause its Affiliates, and will cause its or their employees, agents, contractors or sublicensees (collectively, "Representatives"), not to, use for any purpose other than as necessary to perform its obligations or exercise its rights under this Agreement, and will not disclose to anyone in any manner whatsoever, any Confidential Information of the other Party (the "disclosing Party"), including, without limitation, information relating in any way to the products, processes, and services of the disclosing Party or its Representatives, which becomes known to the receiving Party on or prior to the date of the termination or expiration of this Agreement. The obligations of this Section 11.1 will not apply to information that the receiving Party can demonstrate: (i) is rightfully known to the receiving Party as shown by written records prior to its disclosure by the disclosing Party or its Representatives; (ii) that becomes public information or is generally available to the public other than by an unauthorized act or omission of the disclosing Party or its Affiliates or its or their Representatives; or (iii) that is received by the receiving Party from Third Parties who are in rightful possession of such information and who are lawfully entitled to disclose such information and did not receive such information from the disclosing Party or its Affiliates or its or their Representatives. For clarity, the existence of and terms of this Agreement shall be deemed the Confidential Information of both Parties and may not be disclosed to any other Party without the prior express written consent of the other Party hereto (not to be unreasonably withheld). The term "Confidential Information" means any technical, business or other information provided by or on behalf of the disclosing Party to the other Party or its Affiliates in connection with this Agreement, whether prior to, on or after the Effective Date, including information relating to and the terms of this Agreement, information relating to the Licensed Product (including the Regulatory Documentation), or the scientific, regulatory or business affairs or other activities of either Party, including trade secrets.

Section 11.2        Effects of Termination. Upon the termination or expiration of this Agreement, each Party will return to the other Party (or, at such other Party's request, destroy) (with written confirmation thereof) all documents that include Confidential Information of the other Party or its Affiliates, or its or their Representatives, including all copies of such documents or extracts therefrom, if any, and will make no further use of such information; provided that, each Party will be entitled to keep one (1) copy of such Confidential Information in its legal files solely for the purpose of enabling it to comply with the provisions of this Agreement, or as required by applicable Law.

Section 11.3        Authorized Disclosures. Notwithstanding the obligations set forth in Section 11.1, the receiving Party may disclose Confidential Information of the disclosing Party to the extent such disclosure is reasonably necessary in the following instances:

(a)               complying with a lawfully issued governmental order or any other requirement of applicable Law to produce or disclose Confidential Information of the other Party; provided that the receiving Party shall have complied with the requirements of this Section 11.1. With respect to any such governmental order or requirement of applicable Law, the receiving Party shall first notify the disclosing Party of such order or requirement of applicable Law so that the disclosing Party may seek to quash such order or to obtain an appropriate protective order requiring that the Confidential Information that is the subject of such order or requirement of applicable Law be held in confidence or, if disclosed, be used only for the purposes for which such order was issued or such requirement of applicable Law covers. The receiving Party shall reasonably cooperate with the disclosing Party in any such proceeding. With respect to any such order that is not quashed or any other requirement of applicable Law to disclose Confidential Information of the disclosing Party (which shall include any requirement of the disclosing Party to file this Agreement with the Securities Exchange Commission or any other Governmental Entity), the receiving Party shall first notify the disclosing Party in writing and shall provide the other Party with at least five (5) Business Days to request redactions thereof prior to making such filing or disclosure and the Parties shall use commercially reasonable efforts to procure confidential treatment of the Agreement or relevant provisions thereof, at the disclosing Party's reasonable cost; provided, further, that the receiving Party shall furnish only that portion of such Confidential Information that the receiving Party is advised by counsel is legally required to be disclosed. Notwithstanding the foregoing, for clarity, the Parties agree that each Party shall seek confidential treatment of Exhibit A, A-1 and A-2, which shall be at the disclosing Party's cost and expense.

(b)               to (i) the receiving Party's (or its Affiliates') Representatives, directors, consultants, attorneys, independent accountants or financial advisors who, in each case, have a need to know such Confidential Information in order for the receiving Party to exercise its rights or perform its obligations under this Agreement, or (ii) to actual or potential investors, investment bankers, lenders, other financing sources or acquirors in connection with potential investment, acquisition, collaboration, merger, public offering, due diligence or similar investigations or in confidential financing documents, provided that, in each case, that any such person is bound by legally enforceable obligations of confidentiality and non-use consistent with the terms hereof. Notwithstanding the foregoing, (A) Licensee shall not disclose to any Persons set forth in subsection (ii) above any information disclosed or made available pursuant to Section 5.2(h)(iv) or relating to the customers, manufacturing costs, volume of sales or market share of Licensor; and (B) Licensor shall not disclose to any Persons set forth in subsection (ii) above any information disclosed or made available pursuant to Section 3.4, or relating to the customers, volume of sales or market share of Licensee.

Section 11.4        Public Announcements. Each Party shall have the right to make a public announcement, press release or other public disclosure of the subject matter of this Agreement; provided that, such Party making such public announcement, press release or other public disclosure shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval. Each Party shall provide its comments, if any, within five (5) Business Days after receiving the other Party's proposed announcement for review. If either Party desires to make a subsequent public announcement, press release or other public disclosure concerning the subject matter of this Agreement or any activities hereunder, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval, except that in the case of a press release or governmental filing required by applicable Law, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall use reasonable good faith efforts to consult with the other party prior to the issuance of any public announcement, release or disclosure. Each such public disclosure shall contain appropriate references to the other Party if so requested. A Party commenting on such a proposed disclosure shall provide its comments, if any, within five (5) Business Days after receiving the proposed disclosure for review. With respect to any disclosures required by Law, neither Party shall be required to seek the permission of the other Party to repeat any information that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 11.4. Neither Party shall issue a press release or other public announcement relating to this Agreement without the other Party's prior written consent, except as permitted pursuant to this Section 11.4. Notwithstanding the above, if required by Law or if it is Licensor's customary practice to list the Product on its website, Licensor may disclose on its website that the other Party is the exclusive commercial partner of such Party with respect to the Product and may use the other Party's approved name and logo in conjunction with such disclosure. Except as set forth in the immediately preceding sentence, each Party shall be required to obtain the written approval of the other Party (not to be unreasonably withheld or delayed) prior to using the other Party's name, logo or similar identifiers, or to otherwise reference the other Party's Licensed Product in any way, in each case, in any of its marketing materials or on its website. Notwithstanding the foregoing, Licensee hereby acknowledges and agrees that [***].

Section 11.5        Equitable Relief. Each Party acknowledges that its breach of this Article XI may cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article XI by the other Party.

ARTICLE XII
INDEMNIFICATION

Section 12.1        By the Licensor. From and after the Effective Date, the Licensor will indemnify, defend and hold harmless, and pay and reimburse, the Licensee and its Affiliates and their respective officers, directors, Representatives, advisors and shareholders (the "Licensee Indemnitees") from and against any and all losses, damages, liabilities, expenses and costs, taxes (including penalties and interest), including reasonable legal expense and attorneys' fees (collectively, "Losses") resulting from any claim by a Third Party to the extent and only to the extent attributable to: (i) the Licensor's or any Licensor Indemnitee's gross negligence, willful misconduct or breach of any of its representations and warranties, covenants, agreements or obligations contained in this Agreement; (ii) any manufacture or commercialization of the DRL Product conducted by or on behalf of Licensor prior to or after the Effective Date (including, for clarity, any intellectual property infringement claims arising therefrom); or (iii) any intellectual property infringement claims arising from Licensor's Manufacture of the Product; except in each case of (i)-(iii), to the extent such claim arises from a circumstance for which Licensee is obligated to indemnify Licensor pursuant to Section 12.2.

Section 12.2        By the Licensee. From and after the Effective Date, the Licensee will indemnify, defend and hold harmless, and pay and reimburse, the Licensor and its Affiliates and their respective officers, directors, Representatives, advisors and shareholders (the "Licensor Indemnitees") from and against any and all Losses resulting from any claim by a Third Party to the extent and only to the extent attributable to: (i) the Licensee's or any Licensee Indemnitee's gross negligence, willful misconduct or breach of any of its representations and warranties, covenants, agreements or obligations contained in this Agreement; (ii) intellectual property infringement claims relating to any Licensee Trademarks; (iii) the content of the Modified Product Labeling; (iv) the sale of any Product by Licensee or its Affiliates from and after the Effective Date or (v) the registration or association of the trade name Accutane with the Licensed Product or the sale by any other Person of any products under the trade name/ name Accutane (or containing the name Accutane) prior to the Effective Date, which shall include, but not be limited to, any Third Party claims or Losses attributable to any products sold under the name Accutane regardless of the Person that sold such product, except in each case of (i)-(v), to the extent such claim arises from a circumstance for which Licensor is obligated to indemnify Licensee pursuant to Section 12.1.

Section 12.3        Procedures. If Licensee, Licensor or their respective Affiliates (in each case an "Indemnified Party"), receive any written claim which such Indemnified Party believes is the subject of indemnity hereunder by another Party hereto (an "Indemnifying Party"), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, provided that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified Party unless the Indemnifying Party demonstrates that the defense of such claim is materially prejudiced by such failure. The Indemnifying Party shall have the right, by prompt written notice to the Indemnified Party to assume the defense of such claim at its cost, with counsel reasonably satisfactory to the Indemnified Party, provided, however, that Licensor shall assume the defense of any claims of patent infringement related to the Licensed Products. If the Indemnifying Party does not so assume the defense of such claim or, having done so, does not diligently pursue such defense, the Indemnified Party may assume the defense, with counsel of its choice, but at the cost of the Indemnifying Party. If the Indemnifying Party so assumes the defense, it shall have absolute control of the litigation; provided that the Indemnified Party may, nevertheless, participate therein through counsel of its choice and at its cost. The involved Party not assuming the defense of any such claim shall render all reasonable assistance to the Party assuming such defense, and out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party. No such claim shall be settled other than by the Party defending the same, and then only with the consent of the other Party, which consent shall not be unreasonably withheld; provided that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which (i) imposes on the Indemnified Party any liability or obligation which cannot be assumed or performed in full by the Indemnifying Party, (ii) does not unconditionally release the Indemnified Party, (iii) requires a statement as to or an admission of fault, culpability or failure to act by or on behalf of Indemnified Party or (iv) imposes any restrictions on the conduct of business by the Indemnified Party.

Section 12.4        Insurance. At all times from the Effective Date through the termination or expiration of this Agreement (and solely with respect to product liability insurance, for three (3) years after such termination or expiration), each of the Licensee and the Licensor will maintain general liability insurance in the amount of not less than USD $5,000,000 per occurrence and USD $5,000,000 in aggregate and product liability insurance (or self-insurance), which is reasonable and customary in the USA pharmaceutical industry for companies of comparable size, provided that in no event shall the product liability insurance amounts be less than USD $5,000,000 per occurrence and USD $5,000,000 in the aggregate limit of liability per year. Notwithstanding the foregoing, Licensee shall not be required to obtain product liability insurance until all Licensee Regulatory Approvals have been obtained. Each of the Licensee and the Licensor shall add the other Party as additional insured in their general liability and product liability policy and provide written proof of such insurance to the other Party upon request.

Section 12.5        Product Liability. Neither the Licensor nor any of its Affiliates shall have any liability arising out of any injury to any individuals or property as a result of the ownership, possession, or use of any Product manufactured, sold, leased, or delivered by Licensor, and Licensee shall be solely responsible for any liabilities arising out of any injury to any individuals or property with respect to the Products, in each case, except to the extent such liability arises from a manufacturing defect which was not detectable by Licensee. Each Party agrees to take reasonable measures to mitigate such product liability and shall reasonably cooperate with the other Party in doing so.

Section 12.6        Limitations.

(a)               IN NO EVENT SHALL EITHER PARTY BE LIABLE BY REASON OF ANY BREACH OF ANY REPRESENTATION, WARRANTY, CONDITION OR OTHER TERM OF THIS AGREEMENT OR ANY DUTY OF COMMON LAW, FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND EACH PARTY AGREES THAT IT SHALL NOT MAKE ANY SUCH CLAIM; PROVIDED, HOWEVER, THAT THE FOREGOING DOES NOT LIMIT ANY OF THE OBLIGATIONS OR LIABILITY OF EITHER PARTY OR ITS AFFILIATES UNDER SECTIONS 12.1 AND 12.2 WITH RESPECT TO CLAIMS OF UNRELATED THIRD PARTIES OR LIABILITY ARISING FROM FRAUD OR WILLFUL MISCONDUCT OF A PARTY OR ITS AFFILIATES OR CONTRACTORS, OR DAMAGES ARISING FROM A BREACH OF CONFIDENTIALITY UNDER SECTION 11.

(b)               Notwithstanding any other provision of this Agreement, in the event that the Licensee asserts or claims that the Licensor has breached any of its obligations hereunder, the Licensor's maximum liability under or in connection with such claim herein shall be limited to the repayment of (i) [***] and (ii) [***] ([***]%) (except that if such obligation of Licensor to indemnify Licensee hereunder is due to a manufacturing defect caused by Licensor that results in personal injury or death to a user, in such event the cap shall be [***] ([***]%) percent) of the [***]; provided, however, that the foregoing shall not limit any liability arising from a breach of Article XI, intentional fraud, gross negligence or willful misconduct of Licensor or its Affiliates or its or their employees, agents or contractors.

(c)               The Parties expressly agree, that notwithstanding anything to the contrary provided herein or elsewhere, Licensor shall not be responsible for and shall not be required to indemnify or repay Licensee for any Inability to Supply Charges.

ARTICLE XIII

INTELLECTUAL PROPERTY RIGHTS

Section 13.1        License from Licensee. The Licensee hereby grants to the Licensor (and its Affiliates and its and their Representatives) for the Term of this Agreement, a royalty-free, non-exclusive, non-transferable, right and license under the Licensee Trademarks, to the extent necessary to carry out Licensor's obligations under this Agreement; provided, however that nothing herein contained shall give or be deemed to give or shall be intended to give the Licensor any right, title, interest or claim in or to the Licensee Trademarks. Licensor agrees that any goodwill associated with its, its Affiliates or their respective Representatives' use of the Licensee Trademarks shall inure solely to the benefit of Licensee.

Section 13.2        License from DRL. In the event that any trade names ([***]), corporate names or the like owned, licensed or controlled by DRL or any of its Affiliates is required by applicable Law to be used in the Product Labeling (collectively, the "DRL Trade Names"), Licensor hereby grants to Licensee (and its Affiliates and its and their Representatives) for the Term of this Agreement, a royalty-free, non-exclusive, non-transferable, right and license under the DRL Trade Names, solely to the extent necessary to carry out Licensee's obligations under this Agreement; provided, however that nothing herein contained shall give or be deemed to give or shall be intended to give the Licensee any right, title, interest or claim in or to the DRL Trade Names. Licensee agrees that any goodwill associated with its, its Affiliates or their respective Representatives' use of the DRL Trade Names shall inure solely to the benefit of Licensor.

ARTICLE XIV
MISCELLANEOUS

Section 14.1        Assignment.

(a)               Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed); provided, however, that after the Effective Date Licensor may assign its rights and obligations under this Agreement, without the prior written consent of the Licensee, to an Affiliate or in connection with a Change of Control of Licensor or the sale of the Licensed Product or all or substantially all of the assets relating to the Licensed Product.

(b)               Notwithstanding the foregoing, after the Effective Date and upon at least fifteen (15) Business Day prior notice, Licensee may assign its rights and obligations under this Agreement, without the prior written consent of the Licensor, to an Affiliate of Licensee or in connection with a Change of Control of Licensee, provided that:

(i)                 Licensee may not assign any rights or obligations to a Direct Competitor without the prior written consent of Licensor (which consent shall be within Licensor's sole discretion);

(ii)              Upon or at any time following an assignment in connection with a Change of Control of Licensee, upon notice by Licensor, (A) the "Wholesaler Limit" shall automatically reduce to fifteen (15%) percent and the references in Section 2.2 to "twenty-five (25%) percent" and "thirty (30%) percent" shall automatically be updated to read "fifteen (15%) percent" and "twenty (20%) percent", respectively; and (B) Section 5.2(h) shall be deleted from this Agreement in its entirety, provided that if a Secondary Supplier is qualified or in the process of being qualified under the Product [***], Licensor shall have the sole right to terminate such Secondary Supplier and withdraw such Secondary Supplier from the Product [***].

(c)               As a condition to any assignment by Licensee, Licensee shall pay Licensor any remaining unpaid Milestone Payments pursuant to Section 3.1(a)(i)-(vi) that have not been paid, whether payable or not payable, prior to any such assignment hereof. Any permitted assignee or successor-in-interest will assume all obligations of its assignor under this Agreement.

(d)               No assignment will relieve either Party of its responsibility for the performance of any obligation. Any permitted assignee shall assume all obligations of its assignor under this Agreement in writing. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of this Agreement shall be void ab initio.

Section 14.2        Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by any Law or public policy, the remaining provisions of this Agreement will nevertheless remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties will negotiate reasonably and in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 14.3        Notices. All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) the date of transmission, if such notice or communication is delivered via email (with return receipt), (c) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (d) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next Business Day delivery or (e) two (2) Business Days after mailing, if mailed by United States postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable Party at the address set forth below; provided that a Party may change its address for receiving notice by the proper giving of notice hereunder:

(a)               if to the Licensee, to:

Journey Medical Corporation

9237 East Via De Ventura Blvd., Suite 105

Scottsdale, AZ 85258, USA

Attn: President & CEO

E-mail: cmaraoui@jmcderm.com

[***]

With a copy (which shall not constitute notice) to:

Journey Medical Corporation

2 Gansevoort Street, 9th Floor

New York, NY 10014

Attn: General Counsel

E-mail: SBerry@fortressbiotech.com

(b)               if to the Licensor, to:

Dr. Reddy’s Laboratories Ltd.

[***]

with a copy (which shall not constitute notice) to:

Dr. Reddy’s Laboratories Ltd.

[***]

And

Dr. Reddy’s Laboratories Ltd.
[***]

It is understood and agreed that ordinary course business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement, including the placement of orders and the delivery of Forecasts, may be delivered by e-mail (with return receipt requested).

Section 14.4        Governing Law. This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract, in tort, at Law or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement), shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York regardless of Laws that might otherwise govern under any applicable conflict of laws principles.

Section 14.5        Jurisdiction, Venue, Service of Process, WAIVER OF JURY TRIAL

(a)               Any legal proceeding based upon, arising out of, or related to this Agreement and its negotiation, execution, performance, non-performance, interpretation, termination, construction or the transactions contemplated hereby (a "Legal Proceeding") shall be heard and determined in the courts in the County of New York in the State of New York. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Legal Proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum, or lack of jurisdiction to the maintenance of any such Legal Proceeding. The consents to jurisdiction and venue set forth herein shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 14.5 and shall not be deemed to confer rights on any Person other than the Parties hereto. Each Party hereto agrees that the service of process upon such Party in any Legal Proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 14.3. Each of the Parties also agrees that any final, non-appealable judgment against a Party in connection with any Legal Proceeding arising out of or relating to this Agreement shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(b)               THE LICENSOR AND THE LICENSEE HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 14.6        Entire Agreement. This Agreement and the attached Exhibits and Schedules, constitute the entire agreement between the Parties with respect to the subject matter hereof and all prior agreements with respect hereto are superseded. Each Party confirms that no representations, warranties, covenants or understandings of any kind, nature or description whatsoever are being made or relied upon by any Party, except such as are as specifically set forth herein. No amendment or modifications hereof will be binding upon the Parties unless set forth in a writing specified to be an explicit amendment to this Agreement duly executed by authorized representatives of each of the Parties. The Parties recognize that, during the Term of this Agreement, a purchase order, acknowledgement form or similar routine document (collectively "Forms") may be used to implement or administer provisions of this Agreement. Therefore, the Parties agree that the terms of this Agreement, as it may be amended, will prevail in the event of any conflict between this Agreement and the printed provision of such Forms, or typed provisions of Forms that add to, vary, modify or are in conflict with the provisions of this Agreement with respect to the Products sold during the Term of this Agreement.

Section 14.7        Headings; Interpretation. The headings used in this Agreement are intended for convenience only and will not be considered part of the written understanding among the Parties and will not affect the construction of this Agreement. Except where the context expressly states otherwise, any use of the term "days" in this Agreement shall be deemed to mean calendar days and to the extent a deadline measured in calendar days falls on day other than a Business Day, the next Business Day shall be the applicable deadline.

Section 14.8        Independent Contractors. It is expressly agreed that the Licensor, on the one hand, and the Licensee, on the other hand, will be independent contractors and that neither the relationship among the Parties nor this Agreement will be construed as creating a partnership, joint venture or agency. Neither the Licensor, on the one hand, nor the Licensee, on the other hand, will have the authority to make any statements, representations or commitments of any kind, or to take any action or to incur any liability or obligation which will be binding on the other, without the prior consent of the other Party to do so. All persons employed by a Party will be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment will be for the account and expense of such Party. The Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes, without the prior written consent of the other Party unless required by Law.

Section 14.9        Waiver. The waiver by either Party of any right hereunder or the failure to perform or of a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other or subsequent breach or failure by said other Party whether of a similar nature or otherwise.

Section 14.10    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

Section 14.11    Performance by Affiliates. Each Party may perform some or all of its obligations under this Agreement through its Affiliates, provided, however, that such Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

Section 14.12    No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any person or entity any legal or equitable rights, benefits or remedies, other than to the extent set forth in Sections 12.1 and 12.2.

[signature page follows]

WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the Effective Date.

DR. REDDY'S LABORATORIES LTD.

By:	/s/ Erez Israeli
Name:	Erez Israeli
Title:	Chief Executive Officer

JOURNEY MEDICAL CORPORATION

By:	/s/ Claude Maraoui
Name:	Claude Maraoui
Title:	President & CEO